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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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TNS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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11480 Commerce Park Drive, #600
Reston, Virginia 20191
(703) 453-8300

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held Wednesday, May 18, 2011

        The 2011 Annual Meeting of Stockholders of TNS, Inc. will be held at the Westin Reston Heights Hotel located at 11750 Sunrise Valley Drive, Reston, Virginia 20191 on Wednesday, May 18, 2011 at 2:00 p.m., Eastern Daylight Time, to consider and act upon the following matters:

  1.
  To elect directors to serve until the 2012 Annual Meeting of Stockholders.

  2.
  To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our 2011 fiscal year.

  3.
  To approve an increase in the aggregate number of shares of the Company's common stock authorized for issuance under the Company's 2004 Long-Term Incentive Plan by 1,500,000 shares.

  4.
  To consider and vote on an advisory basis upon the compensation of the named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K.

  5.
  To consider and vote on an advisory basis upon whether the advisory stockholder vote to approve the compensation of the named executive officers should occur every one, two or three years.

  6.
  To consider such other business that may properly come before the meeting or any adjournment of the meeting.

        Stockholders of record at the close of business on April 7, 2011 will be entitled to vote at the annual meeting or at any adjournment of the annual meeting.

        Our board of directors hopes that you will attend the meeting. Your vote is very important. Whether or not you plan to attend, please complete, date, sign and return the enclosed proxy card in the accompanying envelope. Your prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated.

By Order of the board of directors,
James T. McLaughlin Executive Vice President, General Counsel and Secretary

April 15, 2011

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Stockholders to be Held on May 18, 2011
This Proxy Statement and our Annual Report to Stockholders
are available at http://www.tnsi.com/Investors.aspx.

11480 Commerce Park Drive, #600
Reston, Virginia 20191
(703) 453-8300

PROXY STATEMENT

        Our board of directors is soliciting your proxy with the enclosed proxy card for use at the 2011 Annual Meeting of Stockholders of TNS, Inc. to be held on Wednesday, May 18, 2011 and at any adjournments of the meeting. This proxy statement and accompanying proxy are first being sent or given to stockholders on or about April 18, 2011. Throughout this proxy statement, we refer to TNS, Inc. as "we," "our," "us," "TNS" or "the Company."

GENERAL INFORMATION ABOUT VOTING

        Who can vote.    You will be entitled to vote your shares of our common stock at the annual meeting if you were a stockholder of record at the close of business on April 7, 2011. As of that date, 25,465,047 shares of our common stock were outstanding and entitled to one vote each at the meeting. You are entitled to one vote on each item voted on at the meeting for each share of our common stock that you held on April 7, 2011.

        How to vote your shares.    You can vote your shares either by attending the annual meeting and voting in person or by voting by proxy. If you choose to vote by proxy, please complete, date, sign and return the enclosed proxy card. The proxies named in the enclosed proxy card will vote your shares as you have instructed. You may authorize the proxies to vote your shares in favor of each of the proposals contained in this proxy statement by simply signing and returning the enclosed proxy card without indicating how your votes should be cast.

        Even if you expect to attend the meeting, please complete and mail your proxy card in any case in order to assure representation of your shares. If you attend the meeting, you can always revoke your proxy by voting in person. No postage is necessary if the proxy card is mailed in the United States.

        Quorum.    A quorum of stockholders is required in order to transact business at the annual meeting. A majority of the outstanding shares of common stock entitled to vote must be represented at the meeting, either in person or by proxy, to constitute a quorum.

        Number of votes required.    The number of votes required to approve each of the proposals that are scheduled to be presented at the meeting is as follows:

Proposal	Required Vote
• Election of directors	For each nominee, a plurality of the votes cast for or withheld from such nominee.
• Ratification of appointment of independent registered public accounting firm	A majority of the votes cast for or against ratification.
• Approval of the increase in the aggregate number of shares authorized for issuance under the Company's 2004 Long-Term Incentive Plan	A majority of the votes cast for or against approval.
• Advisory vote on executive compensation	A majority of the votes cast for or against approval.
• Advisory Vote on Frequency of Advisory Vote on Executive Compensation Program	The option (every one, two or three years) receiving the greatest number of "for" votes will be considered the frequency recommended by the stockholders.

        Abstentions and broker non-votes.    A broker non-vote occurs when a broker cannot vote a customer's shares registered in the broker's name because the customer did not send the broker instructions on how to vote on the matter. If the broker does not have instructions and is barred by law or applicable rules from exercising its discretionary voting authority in the particular matter, then the shares will not be voted on the matter, resulting in a "broker non-vote." Abstentions and broker non-votes will be considered as present for quorum purposes, but will not count as votes cast in the election of directors, in the vote on ratifying the appointment of our independent registered public accounting firm, on the vote to approve an increase in the number of shares authorized for issuance under the Company's 2004 Long-Term Incentive Plan, or on the two advisory votes related to our executive compensation program. Therefore, abstentions and broker non-votes will have no effect on the voting on these matters at the meeting.

        How your shares are voted if no specific instructions are given.    We must vote your shares as you have instructed. If there is a matter on which a stockholder of record has given no specific instruction but has authorized us generally to vote the shares, they will be voted "for" each of the nominees for director listed in this proxy statement, "for" the ratification of the Audit Committee's selection of Ernst & Young LLP as our independent registered public accounting firm for 2011, "for" approving an increase in the number of shares authorized for issuance under the Company's 2004 Long-Term Incentive Plan, "for" the approval of the company's executive compensation program, and "for one year" with regard to the frequency of the advisory stockholder vote to approve our executive compensation program. This authorization would exist, for example, if a stockholder of record merely signs, dates and returns the proxy card but does not indicate how its shares are to be voted on one or more proposals.

        Discretionary voting by proxies on other matters.    Aside from the proposals described above, we do not know of any other proposal that may be presented at the 2011 annual meeting of our stockholders. However, if another matter is properly presented at the meeting, the persons named in the accompanying proxy card will exercise their discretion in voting on the matter.

        How you may revoke your proxy.    You may revoke the authority granted by your executed proxy card at any time before we exercise it by voting in person at the annual meeting, or by notifying our Corporate Secretary in writing, by executing a new proxy card bearing a later date and delivering the new executed proxy card to our Corporate Secretary at 11480 Commerce Park Drive, Suite 600, Reston, Virginia 20191.

        Expenses of solicitation.    We will bear all costs of soliciting proxies. We will request that brokers, custodians and fiduciaries forward proxy soliciting material to the beneficial owners of stock held in their names, for which we will reimburse their reasonable out-of-pocket expenses. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, personal interviews or other means.

        Stockholders sharing the same surname and address.    In some cases, stockholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions may be receiving only one copy of our annual report and proxy statement. This practice is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. If you would like to have additional copies of our annual report and/or proxy statement mailed to you, please call or write us at our principal executive offices, 11480 Commerce Park Drive, Suite 600, Reston, Virginia 20191, Attn: Corporate Secretary, telephone: 703-453-8300. If you want separate copies of the proxy statement or annual report to be sent to each stockholder in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder.

PROPOSAL 1—ELECTION OF DIRECTORS

General

        Our board of directors consists of six directors who serve a one-year term. At the 2011 annual meeting of our stockholders, there are six nominees for election to our board of directors. All of the nominees have served as directors since the last annual meeting and have been nominated for election at the 2011 annual meeting to serve a one-year term. Information regarding the business experience of each nominee is provided below. Each director is elected annually to serve until the next annual meeting of our stockholders or until his or her successor is elected. If you return your proxy card in the enclosed envelope, the persons named in the enclosed proxy card will vote to elect these six nominees unless you mark your proxy card otherwise. The proxy may not be voted for more than six nominees.

        By resolutions dated March 31, 2011, our board of directors approved the nomination of the nominees for election as directors to serve until our 2012 Annual Meeting of Stockholders. Each nominee has consented to being named in this proxy statement and to serve if elected. If for any reason a nominee should become unavailable for election prior to the annual meeting, the proxy may vote for the election of a substitute. We do not presently expect that any of the nominees will be unavailable.

Vote Required

        The affirmative vote of a plurality of the total number of votes cast for or withheld from each of the nominees is required to elect each nominee to our board. Broker non-votes will be considered as present for quorum purposes but will not be counted as votes cast. Accordingly, broker non-votes will have no effect on the voting of this matter.

Biographical Information

        The following table contains biographical information about the nominees. Information about the number of shares of common stock beneficially owned by each nominee and director, directly or indirectly, as of March 31, 2011 (unless otherwise indicated), appears below under "Security Ownership of Management and Five Percent Owners."

Name and Age	Business Experience and Other Directorships	Director Since
Henry H. Graham, Jr. Age: 60	Henry H. Graham, Jr. has served as our Chief Executive Officer and been a director since October 2006. From April 2001 to September 2006, Mr. Graham was our Executive Vice President, Chief Financial Officer and Treasurer. From January 2000 to September 2000, Mr. Graham was Senior Vice President, Chief Financial Officer and Treasurer of PaylinX Corporation. From April 1999 to January 2000, Mr. Graham was Senior Vice President, Chief Financial Officer and Treasurer of Transaction Network Services, Inc. From July 1998 to April 1999, Mr. Graham was Senior Vice President and General Manager of the OmniLink Communications division of Transaction Network Services, Inc. after the acquisition of substantially all of the assets of OmniLink Communications Corporation. Before that, Mr. Graham served as OmniLink's Chief Operating Officer and Vice President of Administration from December 1996 to July 1998. Mr. Graham has a B.S. in Business Administration from The Citadel.	2006

Mr. Graham has substantial executive experience with our business, having served in increasing senior executive positions with the Company since 1998, including serving as Executive Vice President, Chief Financial Officer and Treasurer. He has served as our Chief Executive Officer since 2006.

John B. Benton Age: 68

John B. Benton has served as our director since July 2001 and as our non-executive Chairman of the board of directors since July 2009. Mr. Benton has been the managing director of 4th Quarter, Inc., a consulting firm, since January 2007. Mr. Benton was Executive Vice President of eFunds Corporation from January 2004 to December 2006 and directed International Operations of eFunds Corporation. Previously, Mr. Benton was the Managing Partner of Benton Consulting Partners, a firm Mr. Benton founded in May 2002 and sold to eFunds Corporation in January 2004. From February 1997 until his retirement from Perot Systems Corporation in April 2002, Mr. Benton held numerous senior management positions with Perot Systems, last holding the position of Deputy Head of the company's global financial services group. Prior to that, Mr. Benton was the founder and Chief Executive Officer of Benton International, Inc. until it was acquired by Perot Systems in 1997. Before that, from 1976 to 1977, Mr. Benton served as the Executive Director of the United States National Commission on Electronic Funds Transfers, a position to which he was appointed by President Gerald R. Ford and confirmed by the U.S. Senate. Mr. Benton has a doctorate degree in Public Administration from the University of Southern California. Mr. Benton also has an A.B. from the University of Southern California and a Masters in International Public Administration from Syracuse University.

		2001

Name and Age	Business Experience and Other Directorships	Director Since

Mr. Benton, through his service with eFunds Corporation, Perot Systems Corporation, Benton International, Inc. and the United States National Commission on Electronic Funds Transfers, has substantial executive experience with various types of electronic payments. A significant portion of our business involves enabling the completion of electronic payments.

Stephen X. Graham Age: 58

Stephen X. Graham has served as our director since February 2003. Mr. Graham is Managing Director of Crosshill Financial Group, Inc., which he founded in 1988, and has been a General Partner of Crosshill Georgetown Capital, LP since November 2000 and Crosshill Debt II, L.P. since 2004. Prior to that Mr. Graham was a Principal with Kidder Peabody & Co. and held positions with Merrill, Lynch & Co. and Arthur Young & Co. Mr. Graham received a B.S.B.A. from Georgetown University and a M.B.A. from the University of Chicago Graduate School of Business. He is currently a board member of several private companies.

2003

Mr. Graham has substantial executive experience in corporate finance, particularly involving technology companies. In addition, through his corporate finance business, he has worked with a number of businesses in the technology sector, including businesses involved in electronic payments.

Jay E. Ricks Age: 78

Jay E. Ricks has served as our director since May 2006. From 1990 to 2003, Mr. Ricks was Chairman of DCC, Inc., an owner and operator of cable television systems that provided service to over 100 rural communities. Following the sale of DCC's cable television systems in 1999, DCC established a consulting service for companies seeking to provide video programming and high speed Internet connections in competition with the cable television companies and direct broadcast satellite providers. From 1962 to 1990, Mr. Ricks practiced law at Hogan & Hartson, where he served for eight years on the firm's Executive Committee. His practice focused on new technologies that were seeking to compete with the established communications infrastructure. During the 1970s, Mr. Ricks was an elected member of the Arlington County, Virginia Board of Supervisors, and one of six directors of the Washington Area Metropolitan Transit Authority. Mr. Ricks has a B.S. in Business Administration from the University of Maryland and a J.D. from Georgetown University Law School.

2006

Mr. Ricks has substantial executive experience with the cable television industry. In addition, through his service with Hogan & Hartson, the Arlington County Board of Supervisors and the board of directors of the Washington Area Metropolitan Transit Authority, he has substantial leadership experience.

Name and Age	Business Experience and Other Directorships	Director Since
John V. Sponyoe Age: 72

John V. Sponyoe has served as our director since May 2005 and previously served as our non-executive Chairman of the board of directors from August 2006 to July 2009. Mr. Sponyoe was non-executive Chairman of Intelsat Corp. from July 2001 until January 2005, when the company was sold. Mr. Sponyoe also was Chief Executive Officer of Lockheed Martin Global Telecommunications, which was a wholly-owned subsidiary of Lockheed Martin Corporation and was merged with COMSAT Corporation, from August 1998 to February 2002. Prior to that, Mr. Sponyoe held various positions with Loral Corporation and IBM Corporation. Mr. Sponyoe has a B.A. from St. Bonaventure University and an M.B.A. from the University of Scranton Graduate School of Business.

2005

Mr. Sponyoe has substantial leadership experience in multi-national corporations, having served as the non-executive Chairman of Intelsat Corp. and the Chief Executive Officer of Lockheed Martin Global Telecommunications. He has also held executive positions with Loral Corporation and IBM Corporation.

Thomas E. Wheeler Age: 65

Thomas E. Wheeler has served as our director since December 2009. Mr. Wheeler has been a partner at Core Capital, LLC, a technology venture capital firm, since 2005. Mr. Wheeler was the Chief Executive Officer of CTIA, the international association for the wireless telecommunications industry, from 1992 to 2004. From 1985 to 1987, Mr. Wheeler was the Chief Executive Officer of NuMedia Corporation, a company he co-founded which provided cable television operators a system for digital delivery of video. In 1987 Mr. Wheeler was part of a group that built and operated a rural cellular system, which ultimately was sold to BellSouth. From 1984 to 1985 he has the Chief Executive Officer of NABU: The Home Computer Network, a provider of high speed data over cable television lines to home computers. From 1976 to 1984 he was employed by the National Cable Television Association, the last five years as its Chief Executive Officer. He led President Obama's transition review of federal agencies involved in science, technology, space and the arts. Mr. Wheeler has a B.S. in Business Administration from The Ohio State University. He is currently a board member of EarthLink, a publicly-held provider of internet services, and of several private companies.

2009

Mr. Wheeler has industry leading telecommunications experience, having served as the Chief Executive Officer of CTIA and the National Cable Television Association. For the past 30 years, he has been in the forefront of new telecommunications technologies from both a policy and business development perspective.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION OF JOHN B. BENTON, HENRY H. GRAHAM, JR., STEPHEN X. GRAHAM, JAY E. RICKS, JOHN V. SPONYOE AND THOMAS E. WHEELER.

 THE BOARD OF DIRECTORS, COMMITTEES AND CORPORATE GOVERNANCE

        Our business and affairs are managed under the direction of the board of directors in accordance with the General Corporation Laws of the State of Delaware and our certificate of incorporation and bylaws. There are currently six members of the board of directors. In 2006 our board of directors elected to change the board leadership structure by separating the Chief Executive Officer (CEO) and Chairman positions. At that time, our board of directors determined that a separate board leadership structure would help promote oversight of risk and curb potential conflicts of interest. The board of directors also determined that this board leadership structure would permit directors to raise issues without involving senior management and would allow the Chairman to serve as a liaison between the board of directors and senior management. Additionally, having a separate CEO and Chairman recognized the differences between the two positions, with the CEO responsible for the day to day management and performance of our business and the Chairman providing advice and guidance to the CEO and senior management.

        We are committed to maintaining the highest standards of business conduct and corporate governance. Our corporate governance practices are summarized below.

Director Independence

        Our board of directors has determined in its business judgment that, with the exception of Mr. H. Graham, all of our current directors qualify as "independent" in accordance with the requirements of the New York Stock Exchange listing standards, Securities and Exchange Commission ("SEC") rules and applicable law. To qualify as independent, the board of directors must affirmatively determine that a director (and any member of his immediate family) has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us), other than as a director or stockholder. In reaching its conclusion regarding independence, the board of directors, as part of its annual review of director independence, considered transactions and relationships between each director and us and our subsidiaries and affiliates. As a result of this review, the board determined that each of Messrs. Benton, S. Graham, Ricks, Sponyoe and Wheeler, who collectively constitute a majority of our board of directors, has no material relationship with us, other than as a director or stockholder of the Company.

Board Meeting Attendance

        Members of our board of directors are kept informed of our business through discussions with our Chief Executive Officer and other Company officers, by reviewing materials provided to them and by participating in meetings of the board and its committees. With respect to the level of commitment expected of directors and related attendance protocols, as part of our Corporate Governance Guidelines, our board has adopted a policy that directors are expected to prepare for, attend and participate in all board and applicable committee meetings. During 2010, there were four regular board meetings and three special meetings. During 2010, each of the directors attended more than 75% of the total number of board of directors and committee meetings he was eligible to attend.

Executive Sessions

        Our Corporate Governance Guidelines provide that executive sessions, which are sessions including only independent directors, should occur at least twice a year. After the executive session, a designated director updates the Chief Executive Officer or other executives on the key items discussed. The non-executive Chairman of our board of directors presides at regularly scheduled executive sessions of the non-management directors and leads these sessions unless the board of directors determines otherwise and another presiding director is disclosed in our annual proxy statement. In 2010, four executive sessions were held.

Communications with Directors

        The board or any director may be contacted by writing c/o TNS, Inc., 11480 Commerce Park Drive, Suite 600, Reston, Virginia 20191, Attn: Corporate Secretary. Communications to the non-management directors as a group may be sent to the same address, c/o the Chairman of the board of directors. We promptly forward all such correspondence to the indicated directors.

Committees of the Board

        Our board of directors has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Planning Committee. The board of directors has adopted charters for the Audit, Compensation and Nominating and Corporate Governance Committees. Copies of each of these committee charters are available on the Company's website, www.tnsi.com. The information on our website is not incorporated by reference into this Proxy Statement. Stockholders also can obtain copies of these documents upon written request to TNS, Inc., 11480 Commerce Park Drive, Suite 600, Reston, Virginia 20191, Attn: Corporate Secretary.

Audit Committee

        The Audit Committee of our board of directors appoints, determines the compensation for and supervises our independent registered public accounting firm, reviews our internal accounting procedures, systems of internal controls and consolidated financial statements, reviews the services provided by our internal auditors, reviews and approves the services provided by our independent registered public accounting firm, including the results and scope of its audit, and resolves disagreements between management and our independent registered public accounting firm. The Audit Committee operates under a written charter adopted by the board on February 12, 2004, as subsequently amended.

        The Audit Committee consists of Messrs. Benton, S. Graham and Sponyoe. Mr. S. Graham is chairman of the committee and has been designated as the "audit committee financial expert" as that term is defined in the rules of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"). The board of directors has determined that all of the Audit Committee members are independent and financially literate as defined by the applicable New York Stock Exchange listing standards. The Audit Committee held four meetings during 2010. For additional information regarding the committee, see "Audit Information—Report of the Audit Committee" below.

Nominating and Corporate Governance Committee

        The primary purpose of the Nominating and Corporate Governance Committee of our board of directors is to identify individuals qualified to become members of the board of directors, to recommend that the board of directors select director nominees for the next annual meeting of stockholders and to develop and recommend to the board of directors a set of corporate governance principles applicable to the Company. The Nominating and Corporate Governance Committee operates under a written charter adopted by the board on February 12, 2004, as subsequently amended.

        For 2010 our Nominating and Corporate Governance Committee consisted of Messrs. S. Graham, Ricks and Sponyoe, with Mr. Sponyoe serving as chairman. Each of the members of the committee are independent as such term is defined by the New York Stock Exchange listing standards. The Nominating and Corporate Governance Committee held four meetings during 2010.

Compensation Committee

        The primary purpose of the Compensation Committee of our board of directors is to review and recommend to the board the compensation and benefits of our executive officers, administer our equity incentive plans and establish and review general policies relating to compensation and benefits for our employees. The Compensation Committee operates under a written charter adopted by the board on February 12, 2004, as subsequently amended.

        For 2010 our Compensation Committee consisted of Messrs. Ricks, Sponyoe and Wheeler, with Mr. Ricks serving as chairman. Each of the members of the committee are independent as such term is defined by the New York Stock Exchange listing standards. The Compensation Committee held four meetings during 2010. For additional information regarding the committee, see "Report of the Compensation Committee" below.

Planning Committee

        In addition to the three standing committees mentioned above, in 2007 our board of directors convened a Planning Committee to review and advise management with respect to the Company's planning and development efforts. For 2010, our special Planning Committee consisted of Messrs. Benton, H. Graham, Sponyoe and Wheeler, with Mr. Sponyoe serving as the chairman. This committee held four meetings during 2010.

Annual Meeting Attendance

        We encourage members of the board of directors to attend the annual meeting of stockholders. In 2010, five of the Company's six directors attended the annual meeting.

Stockholder Recommendations

        The Nominating and Corporate Governance Committee considers stockholder recommendations for candidates to serve on the board of directors. Stockholders entitled to vote for the election of directors may recommend candidates to serve on the Company's board of directors by sending a timely notice, in proper form, to the attention of the Chairman of the Nominating and Corporate Governance Committee in care of the Company's executive offices at 11480 Commerce Park Drive, Suite 600, Reston, Virginia 20191. If the notice is not timely and in proper form, the nominee will not be considered by the committee. To be timely for the 2012 annual meeting of our stockholders, the notice must be received within the time frame set forth in "Stockholder Proposals for Our 2012 Annual Meeting of Stockholders" below. To be in proper form, the notice must contain the following: the candidate's name, a detailed biography outlining the candidate's relevant background, professional and business experience and other significant accomplishments, an acknowledgement from the candidate that he or she would be willing to serve on the board of directors, if elected, a statement by the stockholder outlining the reasons why this candidate's skills, experience and background would make a valuable contribution to the board and a minimum of two references who have either worked with the candidate, served on a board of directors or board of trustees with the candidate, or can otherwise provide relevant perspective on the candidate's capabilities as a potential board member. These requirements are more fully described in Article II, Section 11 of our bylaws, which are available on our Corporate Governance web page at www.tnsi.com or by writing to TNS, Inc., 11480 Commerce Park Drive, Suite 600, Reston, Virginia 20191, Attn: Corporate Secretary.

        Candidates for director who are properly recommended by the Company's stockholders will be evaluated in the same manner as any other candidate for director. The Nominating and Corporate Governance Committee may require the candidate to furnish other information as the committee may reasonably request to assist the committee in determining the eligibility of the candidate to serve as a member of our board of directors. The Nominating and Corporate Governance Committee (or the presiding officer at any meeting of the stockholders) may disregard the purported nomination of any person not made in compliance with these procedures.

Director Qualification Standards

        The Company seeks to align the composition of the board of directors with the Company's strategic direction so that the board members bring skills, experience and backgrounds that are relevant to the key strategic and operational issues that they will oversee and approve. Director candidates are typically selected based upon their character, track record of accomplishment in leadership roles, as well as their professional and corporate expertise, skills and experience. Criteria that are typically considered by the board of directors in the selection of directors include:

  •
  the independence, judgment, strength of character, reputation in the business community, ethics and integrity of the individual;

  •
  the business or other relevant experience, skills and knowledge that the individual may have that will enable him/her to provide effective oversight of the Company's business;

  •
  the fit of the individual's skill set and personality with those of the other board members so as to build a board that works together effectively and constructively; and

  •
  the individual's ability to devote sufficient time to carry out his or her responsibilities as a director in light of his/her occupation and the number of boards of directors of other public companies on which he or she serves.

        These are only threshold criteria, however, and the Nominating and Corporate Governance Committee will also consider the contributions that a candidate can be expected to make to the collective functioning of the board based upon the totality of the candidate's credentials, experience and expertise, the composition of the board at the time and other relevant circumstances.

        Neither the Nominating and Corporate Governance Committee nor the board of directors has adopted a formal policy with regard to the consideration of diversity when evaluating candidates for the board. However, the Nominating and Corporate Governance Committee believes that board membership should reflect diversity in the broadest sense and so it considers a candidate's professional experience, education, business acumen, geographic location and difference of viewpoint when evaluating his or her qualifications for election to the board. Whenever the Nominating and Corporate Governance Committee evaluates a potential candidate, the committee considers the individual in the context of the composition of the board of directors as a whole. Candidates are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or other basis proscribed by law.

        Under the process used by us for selecting new board candidates, the Nominating and Corporate Governance Committee or other board members may identify the need to add a new board member with specific qualifications or to fill a vacancy on the board of directors. Nominations to the board of directors also may be submitted to the Nominating and Corporate Governance Committee by the Company's stockholders. The Chairman of the Nominating and Corporate Governance Committee will initiate a search, seeking input from board members and senior management, hiring a search firm, if necessary, and considering any candidates recommended by stockholders. Annually, the Nominating and Corporate Governance Committee recommends to the full board of directors the slate of directors to be recommended for nomination for election at the annual meeting of stockholders.

Corporate Governance Guidelines

        Our board of directors has adopted Corporate Governance Guidelines to address significant corporate governance issues. The Corporate Governance Guidelines set forth the practices of the board with respect to board composition, selection of directors, director compensation, role of the board, board meetings, committees of the board, director independence, responsibilities and tenure and evaluations of the board, committees of the board and the chief executive officer. The Corporate

Governance Guidelines are available on our Corporate Governance web page at www.tnsi.com or by writing to TNS, Inc., 11480 Commerce Park Drive, Suite 600, Reston, Virginia 20191, Attn: Corporate Secretary.

Code of Ethics

        We have adopted a code of ethics that applies to our directors, officers and employees. Our code of ethics is reviewed and updated as necessary each year and is available on our Corporate Governance web page at www.tnsi.com or by writing to TNS, Inc., 11480 Commerce Park Drive, Suite 600, Reston, Virginia 20191, Attn: Corporate Secretary.

Related Party Transactions

        Our code of ethics directs that the Company should seek to avoid conducting business with the Company's directors, officers and employees and their relatives and affiliated businesses. The code of ethics requires that any proposed transaction between any director, officer, employee, their relatives or other affiliates and the Company be submitted to the Audit Committee for review and that no preferential treatment be given to a related party. Any such transactions are required to be approved in advance in writing by the Audit Committee.

        On September 21, 2005, we entered into a lease to rent office space in the United Kingdom with a company that is majority owned by Raymond Low, our Executive Vice President and President of our Payments Division. Prior to entering into this lease, we obtained an independent evaluation confirming that the terms of the lease were consistent with market standards, and the proposed lease was approved by the Audit Committee. The lease provides for quarterly payments in equal installments of approximately £26,000 and expires on September 20, 2017.

EXECUTIVE OFFICERS

        Our executive officers and their respective ages and positions are as follows:

Name	Age	Title
Henry H. Graham, Jr.	60	Chief Executive Officer and Director
Michael Q. Keegan	44	Chief Operating Officer
Dennis L. Randolph, Jr.	31	Executive Vice President, Chief Financial Officer and Treasurer
Mark G. Cole	45	Chief Network Officer
Craig E. Conway	46	Chief Technology Officer
Daniel P. Dooley III	45	Executive Vice President and President, Telecommunication Services Division of Transaction Network Services, Inc.
Raymond Low	54	Executive Vice President and President, Payments Division of Transaction Network Services, Inc.
James T. McLaughlin	44	Executive Vice President, General Counsel and Secretary
Alan R. Schwartz	49	Executive Vice President and President, Financial Services Division of Transaction Network Services, Inc.
David A. Neal	38	Chief Accounting Officer and Corporate Controller
Christopher F. Penny	43	Chief Strategy Officer

        The following information sets forth biographical information for all executive officers, except Mr. H. Graham. Information with respect to Mr. H. Graham is set forth above in the "Proposal 1—Election of Directors" section.

        Michael Q. Keegan has served as our Chief Operating Officer since January 2007. Mr. Keegan was the acting President, Telecommunication Services Division of our operating subsidiary from February 2010 until November 2010 and was our Chief Administrative Officer, General Counsel and Secretary from October 2006 to December 2006. From September 2003 to September 2006, Mr. Keegan was our Executive Vice President, General Counsel and Secretary. From April 2001 to September 2003, Mr. Keegan was our Senior Vice President, General Counsel and Secretary. Prior to joining TNS, Mr. Keegan was the Executive Vice President, General Counsel and Secretary of Internet Partnership Group (US), Inc. From September 1992 to May 1998, Mr. Keegan was a corporate associate at the law firm of LeBoeuf, Lamb, Greene and MacRae, L.L.P. Mr. Keegan has a B.A. from the University of Notre Dame and a J.D. from the University of Virginia School of Law.

        Dennis L. Randolph, Jr. has served as our Executive Vice President, Chief Financial Officer and Treasurer since March 2007. From September 2006 to February 2007, Mr. Randolph was our Senior Vice President and Corporate Controller. From October 2005 to August 2006, Mr. Randolph was our Vice President and Assistant Corporate Controller. From July 2003 to September 2005, Mr. Randolph was our Director of Accounting and Assistant Controller. Prior to that, Mr. Randolph worked for Ernst & Young, LLP and Arthur Andersen, LLP. Mr. Randolph is a certified public accountant in the state of Virginia. Mr. Randolph has a B.S. in Accounting from Virginia Polytechnic Institute and State University.

        Mark G. Cole has served as our Chief Network Officer since January 1, 2010. Mr. Cole was our Executive Vice President, Network Operations from October 2006 to December 2009. Mr. Cole was our Senior Vice President of Network Operations from April 2001 to October 2006. From March 2000 to April 2001, Mr. Cole was the Senior Vice President—Operations of Transaction Network Services, Inc. From July 1999 to March 2000, Mr. Cole was the Vice President, Network Control Center of Transaction Network Services, Inc. From February 1999 to July 1999, Mr. Cole was the Senior Director, Network Control Center of Transaction Network Services, Inc. From March 1996 to February 1999, Mr. Cole was the Director, Network Control Center of Transaction Network Services, Inc. Before that, Mr. Cole served Transaction Network Services, Inc. in various positions since April 1992. Mr. Cole's communication training originated with the U.S. Army, where he held several supervisory and technical positions.

        Craig E. Conway has served as our Chief Technology Officer since November 2009. Mr. Conway was a principal of CTC, Inc. from April 2009 to October 2009. From October 2007 to April 2009 Mr. Conway was Chief Technology Officer of the Financial Services business of First Data Corporation. From September 2006 to September 2007, Mr. Conway was Senior Vice President and General Manager of Prepaid Services of First Data Corporation. From 2004 to September 2006 Mr. Conway held various positions with First Data Corporation. From 2000 to 2004 Mr. Conway was Senior Vice President of Technology and Operations for Concord EFS, Inc. Mr. Conway has a B.B.A. and M.B.A from Temple University.

        Daniel P. Dooley III has served as our Executive Vice President and the President, Telecommunication Services Division of our operating subsidiary since November 2010. Mr. Dooley was the President of Wholesale Business Unit Sprint Nextel Corporation from July 2009 to November 2010. From April 2008 to July 2009 Mr. Dooley was the President of Sprint's Wireline Business Unit. Mr. Dooley was the Vice President and General Manager of Sprint's International and Wholesale Market form September 2004 to April 2008. From August 1996 to September 2004 Mr. Dooley held various roles within Sprint. Before joining Sprint, Mr. Dooley worked at AT&T Corp. where he held various positions, including Managing Director of AT&T's International Traffic Management Business in Europe, Middle East and Africa. Mr. Dooley has a M.B.A. in Marketing from Fairleigh Dickson University and a B.S. in Marketing from Indiana University—Kelley School of Business.

        Raymond Low has served as our Executive Vice President and as the President, Payments Division of our operating subsidiary since October 2009. Mr. Low was our President from October 2006 to September 2009. Mr. Low was our President of the International Services Division from January 2006 to September 2006. From April 2001 to December 2005, Mr. Low was Senior Vice President and Managing Director of Transaction Network Services (UK) Ltd. From March 2000 to March 2001, Mr. Low was Senior Vice President and Managing Director of eBusiness International Operations of PSINet, Inc. From September 1998 to February 2000, Mr. Low was Managing Director of Transaction Network Services (UK) Ltd. Before that Mr. Low held several management positions with Imminus Ltd. and HSBC (formerly Midland Bank).

        James T. McLaughlin has served as our Executive Vice President, General Counsel and Secretary since January 2007. Mr. McLaughlin was the Senior Vice President, General Counsel of Motricity, Inc. from July 2005 to January 2007. From February 2002 to June 2005, Mr. McLaughlin was our Senior Vice President, Associate General Counsel and Assistant Secretary. Prior to that, Mr. McLaughlin was Senior Counsel to the Chairman of the U.S. International Trade Commission from August 2001 to February 2002. From February 2000 to July 2001, Mr. McLaughlin was Senior Vice President, General Counsel and Secretary of MediaCenters, Inc. Mr. McLaughlin was Vice President and Assistant General Counsel to Transaction Network Services, Inc. from April 1997 to February 2000. Mr. McLaughlin has a B.A. from the University of Pennsylvania and a J.D. from the University of Virginia School of Law.

        Alan R. Schwartz has served as our Executive Vice President and as the President, Financial Services Division of our operating subsidiary since October 2009. Mr. Schwartz was our Executive Vice President of North American Sales from November 2007 to September 2009. From December 2005 to October 2007, Mr. Schwartz was our Executive Vice President and General Manager of the Financial Services Division. From April 2001 to November 2005, Mr. Schwartz was our Senior Vice President of the Financial Services Division. From November 1999 to April 2001, Mr. Schwartz was the Senior Vice President and General Manager of the Financial Services Division of Transaction Network Services, Inc. From July 1998 to November 1999, Mr. Schwartz was Director of Sales of the Financial Services Division of Transaction Network Services, Inc. Before that, Mr. Schwartz worked in various positions at Datastream International where he was the Vice President and Country Manager (North America) when he left in July 1998. Mr. Schwartz has a B.S. in Business Administration from Boston University and a M.B.A. from the Leonard N. Stern School of Business at New York University.

        David A. Neal has served as our Senior Vice President and Chief Accounting Officer since March 2007. From February 2005 to February 2007 Mr. Neal was our Financial Controller for the International Services Division. From October 2000 to January 2005, Mr. Neal was a Director with KPMG, Chartered Accountants in Dublin, Ireland. Mr. Neal qualified as a Chartered Accountant in Australia and has a business degree from the University of Technology, Sydney and a Master of Taxation degree from the University of New South Wales, Australia.

        Christopher F. Penny has served as our Chief Strategy Officer since January 2010. Mr. Penny was Senior Vice President, Corporate Development from November 2007 to December 2009. Mr. Penny was a Managing Director, Senior Analyst at Friedman, Billings, Ramsey, Inc in Arlington, VA from March 1998 to November 2007. From June 1997 to March 1998, Mr. Penny was a consultant with Electronic Data Systems in Herndon, VA. From June 1989 to June 1995, Mr. Penny was a commissioned officer in the United States Navy within the submarine community. Mr. Penny has a B.S. and an MBA from the University of Notre Dame.

 COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

        The Company's executive compensation program is designed to reward the achievement of specific annual, long-term and strategic goals by the Company and seeks to align executives' interests with those of the stockholders by rewarding our executives for superior performance. The Company bases its executive officer compensation philosophy on the belief that competitive compensation is essential to attract, motivate, retain and reward highly-qualified and industrious executives who contribute to the Company's long-term success. In accordance with this philosophy, our compensation program includes both motivational and retention-related compensation components. The Company also strives to provide total compensation that is competitive with other companies in comparable lines of business as well as with other companies in similar geographic locations as the Company.

        The executive officer compensation program rewards executive officers for short and long-term performance. In addition to base salary, executive officers are compensated on a performance-oriented basis through the use of incentive compensation linking both annual and longer-term results. The annual incentive bonus is intended to tie individual compensation to the annual performance of the Company. The Compensation Committee believes that annual Company performance reflects the contributions made by the executive officer, individually and as part of a team. Equity compensation awards are included in the compensation program to reward executive officers for longer-term strategic actions and decisions that increase Company value and thus stockholder value. This use of equity compensation directly relates a significant portion of each executive officer's long-term remuneration to the Company's stock price and thus aligns the executive's compensation with the interests of the Company's stockholders. The granting of restricted stock awards, as well as the historic granting of stock options, is also used: (1) to recognize promotions of executives into positions of significant responsibilities; (2) to recognize significant accomplishments of executives; and (3) as an additional incentive to attract and retain high level executive talent.

Oversight of Compensation Program

        The Compensation Committee of our board of directors establishes the total compensation policies for the Company's executive officers and directors. The Compensation Committee also is responsible for approving the equity compensation of executive officers under the Company's applicable equity plans. The Compensation Committee has the authority to engage outside advisors to assist it in fulfilling these responsibilities.

        The Compensation Committee periodically reviews the effectiveness and competitiveness of the Company's executive officer compensation program based upon its review of market data and with the assistance of consulting firms or firms that provide executive and director compensation data from publicly traded companies in the United States, such as Equilar, Inc. (Equilar). The Compensation Committee has determined to date that the Equilar data and its program for analyzing that data are appropriate resources for the committee to use in its analysis of executive and director compensation issues and largely satisfy its needs for outside assistance. This information, and other market and competitive information collected by the committee, is used as the basis for comparing the compensation of the Company's executive officers to amounts paid to executive officers with comparable qualifications, experience and responsibilities at other companies engaged in the same or similar industry or geographic location as the Company. The Compensation Committee, however, will periodically seek guidance from consulting firms that specialize in executive and director compensation issues when addressing specific compensation issues that arise or when it determines that the executive and director compensation data and analysis provided by information service firms such as Equilar are not sufficient for current needs.

        In 2009, the Compensation Committee retained The Bostonian Group, a global executive compensation consulting firm, as its third party advisor to analyze market data and provide general compensation advice to the committee with respect to executive and director compensation. The Compensation Committee directed The Bostonian Group to provide a market study of the Company's executive and director pay programs in light of the global economic condition and the amount of equity authorized and available under the Company's equity plans. The Compensation Committee utilized the information provided by The Bostonian Group, together with reports and data from Equilar, in its establishment of the executive and director pay programs. In 2010, the Compensation Committee reviewed updated reports and data from Equilar in order to determine that the executive and director pay programs remained competitive as compared to current programs.

        Neither The Bostonian Group nor any of its affiliates provided any services to the Company or its affiliates other than the services provided directly to the Compensation Committee. As mentioned above, in 2010 the committee utilized compensation data from Equilar to help evaluate whether our compensation programs are competitive with the market. Equilar does not provide any executive compensation advice to the Compensation Committee.

Role of Executive Officers in Compensation Decisions

        The Compensation Committee, with input from the Chief Executive Officer in most circumstances, makes all equity award decisions for the executive officers, other than the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and General Counsel. In the case of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and General Counsel, the Compensation Committee, with input from the Chief Executive Officer, reviews the competitive analysis and recommendations and determines its own recommendation of compensation and equity awards, which it presents to the board of directors for approval.

        The Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and General Counsel review the performance of the Company's executive officers. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Compensation Committee. The Chief Executive Officer's, Chief Operating Officer's, Chief Financial Officer's and General Counsel's roles in recommending compensation programs are to develop and recommend appropriate performance measures and targets for individual compensation levels. The Compensation Committee can exercise its discretion in modifying any recommended adjustments or awards to executives. The Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and General Counsel do not participate in the decisions regarding their individual compensation.

Determining Executive Compensation

        Based on the foregoing objectives, the Compensation Committee has structured the Company's incentive-based cash and non-cash executive compensation programs to motivate executives to achieve the business goals set by the Company and reward the executives for achieving such goals. While the Compensation Committee does not believe it is necessary to extensively review compensation practices of peer companies on an annual basis in order to maintain a competitively attractive compensation program, the committee retained The Bostonian Group to review the Company's executive and director pay programs in 2009. The Bostonian Group provided the Compensation Committee with relevant market data and alternatives to consider when making compensation decisions for the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, General Counsel, President, Payments Division and other executives. In 2010, the committee reviewed updated market data provided by Equilar and, based upon its review, determined that its compensation strategies remained current and competitive for 2010.

        In making compensation decisions, the Compensation Committee compares each element of total compensation against a peer group of publicly traded companies. In establishing the 2010 executive compensation plan, the peer group included publicly traded technology companies in comparable lines of business to the Company as well as various publicly traded companies based in the Washington, D.C. greater metropolitan area. The peer group is periodically reviewed and updated by the Compensation Committee. In 2010 the companies comprising the peer group included: Blackboard, Inc., Ciena Corp., CSG Systems International, Inc., Global Cash Access Holdings, Inc., ICF International, Inc., Infogroup, Inc., MicroStrategy, Inc., NeuStar, Inc., Quest Software, Inc., RCN Corp., SAVVIS Inc., Syniverse Holdings, Inc., Tier Technologies Inc., USA Mobility Inc., Verifone Holdings, Inc., VSE Corp. and Wright Express Corp.

        The Company competes with many larger companies for top executive-level talent. As such, the Compensation Committee generally seeks to set compensation for named executive officers at a level competitive to the base compensation paid to similarly situated executives of the companies comprising the peer group. With respect to benchmark data, the Compensation Committee considers executive and director compensation at each of the companies in the peer group only as one among several factors in setting pay. The Compensation Committee does not target a specific percentile within the peer group and instead uses the comparative data only as a reference point in its determination of the types and amount of compensation based on its own evaluation.

        A significant percentage of total compensation is allocated to incentives as a result of the philosophy mentioned above. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. The Compensation Committee reviews information provided by consultants such as The Bostonian Group and market data collected by Equilar to determine the appropriate level and mix of incentive compensation. Income from such incentive compensation is realized as a result of the performance of the Company or the individual, depending on the type of award, compared to established goals. Historically, and in 2010, the Compensation Committee sought to grant a majority of total compensation to the Company's named executive officers in the form of incentive compensation.

Objectives and Performance Review

        The Compensation Committee establishes key goals and objectives for our executives. These goals and objectives primarily include specific quantitative measures, but in certain instances may include qualitative measures such as development of strategic and operational plans, development of new market opportunities and process improvements. The Compensation Committee, along with the board of directors, reviews the performance of our executives relative to the key goals and objectives at year end.

        At the beginning of 2010, the Compensation Committee established the Company's achievement of gross revenue and adjusted earnings per share targets as the key goals and objectives for our executives. As in prior years, the Compensation Committee selected these financial metrics because they are objective, quantifiable measures many of the Company's investors and financial analysts use to measure Company performance. Adjusted earnings is a non-GAAP measure determined by adding the following items to Net Income, the closest GAAP financial measure: provision for income taxes, certain non-cash items, including amortization of intangible assets, stock compensation expense, the change in fair value of contingent consideration and the amortization of debt issuance costs, and the result is tax effected at an assumed long-term tax rate of 20%, which excludes the effect of the Company's net operating losses. The assumed long-term tax rate of 20% takes into consideration the following primary factors: the income generated outside of the U.S. which is taxed at substantially lower rates than U.S. statutory rates; the cash benefit of our tax-deductible amortization of intangible assets and tax-deductible goodwill; and the cash benefit of tax-deductible stock compensation expense.

        Prior to 2010, the Compensation Committee used a one year measurement period for determining the Company's attainment of gross revenue targets and adjusted earnings per share targets for all components of executive compensation. Beginning in 2010, the Compensation Committee determined to continue to use a one-year measurement period for its Annual Incentive Plan, but determined that using a multi-year measurement period for its long-term programs would be more consistent with the Company's pay for performance philosophy of rewarding executives who contribute to sustained long-term growth and success of the Company. Accordingly, the committee decided to use a two-year measurement period for the 2010 Corporate Executive Long-Term Incentive Program (2010 Corporate Executive LTIP) and 2010 Division President Long-Term Incentive Program (2010 Division President LTIP).

        Payments of awards under the Annual Incentive Plan for 2010 were based upon the achievement of gross revenue and adjusted earnings objectives for 2010, payments of awards under the 2010 Corporate Executive LTIP were based upon the achievement of an adjusted earnings objective for 2009 and 2010 and payments of awards under the 2010 Division President LTIP were based upon the achievement of a corporate adjusted earnings objective and a division revenue objective each for 2010 and 2011. In order to transition from the 2009 Corporate Executive LTIP, which had a one-year performance measurement period, to the 2010 Corporate Executive LTIP, which had a two-year performance measurement period, the period 2009-2010 was set at the initial performance measurement period. The 2010 Division President LTIP, as a new program, did not require a transitional measurement period.

        In 2010, payments for awards under the Company's Annual Incentive Plan, the 2010 Corporate Executive LTIP and the 2010 Division President LTIP were based upon the achievement of each applicable objective, as shown in the following table.

Performance on Objectives	Annual Incentive Plan Payout Percentage of Target Award Opportunity	2010 Corporate Executive LTIP and 2010 Division President LTIP Payout Percentage of Target Award Opportunity
Does not achieve the threshold performance level	0%	0%
Achieves or exceeds the threshold performance level, but does not achieve the target performance level	Ranges from 10% to 99%	Ranges from 50% to 99%
Achieves or exceeds the target performance level, but does not achieve maximum performance level	Ranges from 100% to 199%	Ranges from 100% to 149%
Achieves or exceeds the maximum performance level	200%	150%

        The Compensation Committee set threshold, target and maximum levels for each component of the Company's objectives.

        In 2010 for the Annual Incentive Plan, the Compensation Committee set a minimum threshold level of 90% of the targets and a maximum level of 110% of the targets, set the gross revenue target at $566.2 million and set the adjusted earnings target at $3.00 per share.

        In 2010 for the Corporate Executive LTIP and the Division President LTIP, the Compensation Committee set a minimum threshold level of 90% of the target and a maximum level of 150% of the target. The committee set a 2009-2010 combined adjusted earnings per share target of $5.03 per share for the 2010 Corporate Executive LTIP and set a 2010-2011 combined adjusted earnings per share target of $6.44 per share for the 2010 Division President LTIP and divisional revenue targets of $447.6 million for the Payments Division and $150.4 million for the Financial Services Division for the 2010 Division President LTIP. The President of the Telecommunication Services Division did not participate in the 2010 Division President LTIP because he was hired in November 2010.

Executive compensation program

        For 2010, the principal elements of compensation for our named executive officers were annual base salary, annual incentive compensation and long-term equity compensation. The Compensation Committee considers the overall compensation package when setting any one component of an executive's compensation. In accordance with the Company's compensation philosophy and objectives, the Compensation Committee adopted a compensation program designed to compensate executives on a performance-oriented basis through the use of incentive compensation. As shown in the following table, under our executive compensation program in 2010, the Compensation Committee sought to establish a compensation plan whereby the majority of total compensation to the Company's named executive officers was in the form of incentive compensation, with a significant portion of each such officer's compensation targeted to be equity-based so as to align the executive's compensation with the interests of the Company's stockholders:

Performance Based Compensation(1)

Name	Base Salary	Annual Incentive Plan(2)	Long Term Incentive Plan(3)	Total Compensation(4)	% Performance Based Compensation
Henry H. Graham, Jr.	1.0	1.00	2.00	4.0	75%
Dennis L. Randolph, Jr.	1.0	0.75	1.50	3.25	70%
Michael Q. Keegan	1.0	1.00	1.70	3.7	73%
Raymond Low	1.0	1.00	1.25	3.25	70%

(1)
The amounts used in this table represent a multiple of the named executive's base salary. Mr. Dooley is not included because he was hired in November 2010 and accordingly his 2010 compensation was not based upon 2010 performance.

(2)
Represents the target payout under the 2010 annual cash based performance plan expressed as a multiple of each named executive's base salary.

(3)
Represents the target payout under the applicable 2010 long-term equity based performance program expressed as a multiple of each named executive's base salary. Equity awards, to the extent performance criteria are satisfied, are paid out in equal annual installments over a three year period.

(4)
Amounts in this column represent the total compensation for each named executive, excluding perquisites.

        In 2010, as a result of the limited amount of equity authorized and available under the Company's equity plans, the Compensation Committee determined equity grants in 2010 would be only in the form of restricted share awards and not stock options.

        Base salary.    The Company provides our executive officers and other employees with base salary to compensate them for services rendered during the year. Salary ranges and individual salaries for senior executives are reviewed annually. In setting the base salaries for our executive officers for 2010, the Compensation Committee considered the Company's performance in fiscal year 2009, individual performance, a compensation range which corresponds to the individual's job responsibilities and relevant peer group survey findings, including, in part, data provided by Equilar and peer group data collected by the Compensation Committee. While many aspects of performance can be measured in financial terms, our Compensation Committee also evaluates executive management in areas of performance that are more subjective. These areas include the development and execution of strategic plans, the exercise of leadership and contributions to improving our products and processes. Salary levels are typically considered annually as part of the Company's performance review process as well as upon a promotion or other significant change in job responsibility. Merit based increases to salaries of executive officers are based on the Compensation Committee's assessment of the individual's performance. In addition, as discussed below, the committee determined to eliminate the use of a company automobile or an automobile allowance and the reimbursement of certain medical expenses as perquisites and increased the affected senior executives salaries by 100% of the value of the executive's use of a company automobile or automobile allowance and 50% of the value of the reimbursement of medical expenses. Based upon these factors, in 2010 the Compensation Committee approved an increase in Mr. Graham's base salary to $621,850, in Mr. Keegan's base salary to $461,850, and in Mr. Randolph's base salary to $371,850, inclusive of the amounts related to the eliminated perquisites. Mr. Low's base salary was unchanged in 2010 except for an increase related to the eliminated perquisites.

        Annual Incentive Compensation.    The purpose of the annual incentive program is to reinforce a results-oriented management culture by providing opportunities to earn cash incentive awards that vary according to performance. Incentive compensation, payable in cash, is tied to the achievement of performance goals and objectives established by the Compensation Committee. Such incentive compensation generally is a percentage of the executive's base salary.

        The Annual Incentive Plan for 2010 was designed to provide for the annual payment of cash bonuses to named executive officers and other executives who contributed to the long-term success of the Company based upon the Company's achievement of its annual gross revenue and adjusted earnings per share targets for 2010. For each executive participating in the plan, the amount of the annual cash award was based on the percentage of the gross revenue target achieved and the percentage of the adjusted earnings per share target achieved. Seventy-five percent (75%) of the executive's respective annual cash bonus award target as set forth in his applicable employment agreement was determined based on the Company's 2010 adjusted earnings per share and 25% was based on the Company's 2010 gross revenue. Under the 2010 Annual Incentive Plan, the executives would be paid cash bonuses equal to various percentages of their base salaries, with such awards being calibrated based on the achievement or over-achievement of the targets to between 0% and 200% of such percentages. In setting bonus levels for 2010, the Compensation Committee considered peer group compensation data collected by Equilar and by the committee.

        The Compensation Committee set the targets for the 2010 Annual Incentive Plan taking into consideration management forecasts and investor expectations. The Compensation Committee intended that the 2010 Annual Incentive Plan have a level of performance above which the incentive payment would begin and established targets that, while achievable, were not expected to be easily attainable. The Company did not meet the adjusted earnings per share target, reporting adjusted earnings of approximately $2.38 per share, or approximately 79% of the target. Adjusting for the impact of fluctuations in foreign currency compared to the Company's targeted exchange rates, gross revenues increased 10.8% from 2009 to $525.9 million in 2010, but not achieving the gross revenue target under the 2010 Annual Incentive Plan. Based upon failing to meet the targets for the adjusted earnings per share performance objective and the threshold for the gross revenue objective, each as established by the Compensation Committee, under the Company's pay-for-performance philosophy, the named executive officers who participated in the 2010 Annual Incentive Plan did not earn bonuses in 2010.

        The Company's pay-for-performance philosophy is especially demonstrated when the results under the Annual Incentive Plan in 2010 are compared to the payments under the Annual Incentive Plans for 2008 and 2009. In 2009, the Company performed well, achieving 106% of the adjusted earnings target and achieving 96% of the gross revenues target, and our executives who participated in the 2009 plan were paid approximately 135% of the bonuses for which they were eligible. In 2008, the Company performed well, achieving 107% of the adjusted earnings target but failing to achieve the gross revenue target, and our executives who participated in the 2008 plan were paid approximately 70% of the bonuses for which they were eligible. This is in sharp contrast to 2010, when the Company did not achieve minimum performance goals and no annual cash incentives were paid to our executive officers under the Annual Incentive Plan in 2010. The total amount earned by each named executive officer under the Annual Incentive Plan for performance in 2008 and 2009 is included in column (g) of the Summary Compensation Table on page 24.

        Long-Term Equity Compensation.    The Compensation Committee believes that long-term equity compensation performs an important role in retaining executives and providing them long-term incentives to maximize stockholder value. Historically the Compensation Committee has granted stock options and restricted stock awards to our executives based upon either Company performance or the executive's level at the Company. In 2009, however, the committee determined that equity grants would be solely in the form of restricted stock awards as a result of the price of the Company's stock when implementing the 2009 program and the limited amount of equity authorized and available under the Company's equity plans. Although the Company's stock price had risen significantly by the time the Compensation Committee implemented its long-term equity compensation program for 2010, the committee again determined that equity grants would be made only in the form of restricted stock awards and not stock options because the amount of equity authorized and available under the Company's equity plans remained limited.

        Prior to 2009, equity compensation was provided in the form of grants of stock options in accordance with our 2001 Founders' Stock Option Plan and grants of stock options and restricted stock awards in accordance with our 2004 Long-Term Incentive Plan. By using a mix of stock options and restricted stock awards the Company historically has been able to compensate executives for sustained increases in the Company's stock performance. The stock option grants awarded to date allow executives to acquire shares of the Company's common stock, subject to the completion of a vesting period (usually three or four years) and continued employment with the Company. These options have fixed exercise prices and have ten-year terms. All stock options to date have been granted at the fair market value of our common stock on the date of grant. The restricted stock awards granted to date provide executives shares of our common stock, subject to the completion of a vesting period (usually three or four years) and continued employment with the Company.

        The Compensation Committee grants equity awards to provide our employees an opportunity for increased equity ownership and to maintain competitive levels of total compensation. Generally, the Chief Executive Officer recommends equity award levels for executives other than himself to the Compensation Committee, and the Compensation Committee then reviews those recommendations, adjusts them as it deems appropriate, based in part on analysis and data provided by its outside consultants, and approves them.

        With respect to any year, the Compensation Committee, through review of stock programs and competitive practices at comparable companies, determines the aggregate amounts, terms and timing of stock option and restricted stock awards with, from time to time, the assistance of outside consultants. The number of shares covered by each award reflects the executive's level of responsibility along with past and anticipated future contributions to the Company and the number of stock options and/or restricted stock awards previously granted.

        In 2010, the committee decided to divide the existing long-term equity compensation program into two separate programs. The first program, which is referred to below as the 2010 Corporate Executive LTIP, applied to all of our named executive officers other than Mr. Low, who is a Division President, and Mr. Dooley, who was hired in November 2010. The second program, which is referred to below as the 2010 Division President LTIP, applied only to Mr. Low and Mr. Schwartz, as Division Presidents.

  2010 Corporate Executive Long-Term Incentive Program

        The 2010 Corporate Executive LTIP provided for, among other things, awards of restricted stock units under our 2004 Long-Term Incentive Plan to corporate executive officers based upon the Company's achievement of an adjusted earnings target. The adjusted earnings target was a two year amount, measured from the beginning of fiscal 2009 to the end of fiscal 2010. This was a change from the 2009 Long-Term Incentive Program, in which the adjusted earnings target was based on the results of fiscal 2009. The Compensation Committee determined that a multi-year measurement period was consistent with the Company's pay for performance philosophy of rewarding executives who contribute to sustained long-term growth and success of the Company. While it has not done so as of the date of this filing, the Compensation Committee expects it will implement a similar program for 2011.

        Each executive participating in the 2010 Corporate Executive LTIP was awarded a specified target amount of restricted stock units. The amount of the award actually earned by each participating executive would then be adjusted up or down based upon the Company's achieving the two year adjusted earnings target. For each participating executive, the 2010 Corporate Executive LTIP provided that the award would be (a) more than 100% but no more than 150% of the 2010 Restricted Stock Award Target if the adjusted earnings per share target was exceeded, (b) 100% of the 2010 Restricted Stock Award Target if the adjusted earnings per share target was achieved but not exceeded, (c) at least 50% but less than 100% of the 2010 Restricted Stock Award Target if the threshold of the adjusted earnings per share target was achieved but the target was not achieved, and (d) 0% of the 2010 Restricted Stock Award Target if the threshold for the adjusted earnings per share target was not achieved. The Compensation Committee set the target for the 2010 Corporate Executive LTIP taking into consideration management forecasts and investor expectations. The Compensation Committee intended to establish an adjusted earnings target that, while achievable, was not expected to be easily attainable.

        The Company did not meet the two year adjusted earnings per share target. Based upon the two year adjusted earnings per share performance goal and objective established by the Compensation Committee under the Company's pay-for-performance philosophy, the named executive officers who participated in the 2010 Corporate Executive LTIP did not receive any part of their Restricted Stock Award Targets.

        The Company's pay-for-performance philosophy is similarly demonstrated when the results under the 2010 Corporate Executive LTIP are compared to the equity awards under the Long-Term Incentive Programs for 2008 and 2009. As described above, in 2009 the Company performed well achieving 106% of the adjusted earnings target, and our executives who participated in the 2009 plan earned 100% of the restricted share awards for which they were eligible. In 2008 the Company performed well achieving 107% of the adjusted earnings target but failed to achieve the gross revenue target, and our executives who participated in the 2008 plan earned 50% of the equity awards for which they were eligible. In 2010 the Company did not achieve its target performance goals, and no equity award incentives were granted to our named executive officers.

  2010 Division President LTIP

        The 2010 Division President LTIP applied only to Mr. Low and Mr. Schwartz. The 2010 Division President LTIP provided for, among other things, grants of restricted stock unit awards to these two executives under our 2004 Long-Term Incentive Plan based upon the Company's achievement of a multi-year company performance goal. With respect to Mr. Low, the 2010 Division President LTIP utilizes a gross revenues target based on the gross revenues of the Company's Payments Division (of which Mr. Low is the Division President) and a corporate adjusted earnings per share target to determine the number of restricted stock units granted under the program. With respect to Mr. Schwartz, the 2010 Division President LTIP utilizes a gross revenues target based on the gross revenues of the Company's Financial Services Division (of which Mr. Schwartz is the Division President) and a corporate adjusted earnings per share target to determine the number of restricted stock units granted under the program. The measurement period for both gross revenues targets and the adjusted earnings per share target is the two year period running from the beginning of fiscal 2010 to the end of fiscal 2011. The Compensation Committee determined that a multi-year measurement period for both the gross revenue targets and the adjusted earnings per share target was consistent with the Company's pay for performance philosophy of rewarding executives who contribute to sustained long-term growth and success of the Company.

        Both of the executives participating in the 2010 Division President LTIP were granted a specified target amount of restricted stock units. Within 60 days after the end of fiscal 2011, the portion of the target amount actually earned by each participating executive will be adjusted up or down, as described below, based upon (a) the Payments Division (with respect to Mr. Low) or Financial Services Division (with respect to Mr. Schwartz) achieving a gross revenue target measured from the beginning of fiscal 2010 to the end of fiscal 2011, and (b) the Company's achieving a two year adjusted earnings per share target measured from the beginning of fiscal 2010 to the end of fiscal 2011.

        Each executive participating in the 2010 Division President LTIP was awarded a specified target amount of restricted stock units. The amount of the award actually earned by each participating executive would then be adjusted up or down based upon the Company achieving the two year adjusted earnings target and the applicable division achieving the two year gross revenue target. For each participating executive, the 2010 Division President LTIP provided that, with respect to 75% of each executive's target award, the amount of the award would be (a) more than 100% but no more than 150% of the target award if the applicable gross revenue target was exceeded, (b) 100% of the target award if the applicable gross revenue target was achieved but not exceeded, (c) at least 50% but less than 100% of the target award if the threshold of the applicable gross revenue target was achieved but the target was not achieved, and (d) 0% of the target award if the threshold for the applicable gross revenue target was not achieved.

        With respect to the remaining 25% of each participating executive's target award, the amount of the award would be (a) more than 100% but no more than 150% of the target award if the adjusted earnings per share target was exceeded, (b) 100% of the target award if the adjusted earnings per share target was achieved but not exceeded, (c) at least 50% but less than 100% of the target award if the threshold of the adjusted earnings per share target was achieved but the target was not achieved, and (d) 0% of the target award if the threshold for the adjusted earnings per share target was not achieved.

        The Compensation Committee set the targets for the 2010 Division President LTIP taking into consideration management forecasts and investor expectations. The Compensation Committee intended to establish gross revenues and adjusted earnings per share targets for the 2010 Division President LTIP that, while achievable, are not expected to be easily attainable. While it has not done so as of the date of this proxy statement, the Compensation Committee expects it will implement a similar program for 2011.

        Perquisites and Other Personal Benefits.    The Company has provided executive officers with perquisites and other personal benefits that the Compensation Committee and the Company believe are reasonable and consistent with its overall compensation program to attract, motivate, retain and reward highly-qualified and industrious executives. In prior years, our executive officers have been provided various perquisites and other personal benefits such as use of a company automobile or an automobile allowance, the reimbursement of certain medical expenses, supplemental life insurance, the reimbursement of club membership and annual executive physicals. In 2010, however, the Compensation Committee determined that in the interest of greater transparency and for ease of administration, use of a company automobile or an automobile allowance and the reimbursement of certain medical expenses would be eliminated as perquisites.

Risk Considerations

        The Compensation Committee considers risk and structures our executive compensation programs with the goal of providing incentives to appropriately reward executives for growth without undue risk taking. The Compensation Committee designs compensation programs with features that mitigate risk without diminishing the incentive nature of the compensation. We believe our programs encourage and reward prudent business judgment and appropriate risk-taking over the long-term. The Company's approach to compensation practices and policies applicable to employees throughout our organization is consistent with that followed for executives. Accordingly, we believe that our compensation practices and policies are not reasonably likely to have a material adverse effect on the Company.

        Our compensation programs align with the long-term interests of the Company as follows:

        Use of Long-Term Incentive Compensation—Our compensation plans target total compensation for our executives and vest over time, typically a period of three years. The vesting period encourages officers to focus on sustaining the company's long-term performance. Executive officers with more responsibility for strategic and operating decisions have a greater percentage of their target total compensation allocated to long-term incentive compensation. In addition, our compensation programs cap the maximum award payable to any individual.

        Limits on Short-Term Incentive Compensation—Compensation to our named executive officers and other executives is not overly weighted toward short-term incentive compensation. As with the long-term incentive compensation, short-term incentive compensation is capped.

        Use of Multiple, Shared Performance Metrics—A portion of incentive compensation for all executives is based upon performance metrics which are core to our business strategy and reviewed and approved by the Compensation Committee. Incentive compensation for our executives, including our named executives, is based on multiple performance metrics set in conjunction with our annual budget. The use of multiple performance metrics encourages our executives to focus on the overall health of the business rather than a single financial measure.

Tax and Accounting Implications

        Section 162(m) of the Internal Revenue Code (the "Code") generally disallows a tax deduction to a public company for compensation over $1 million paid to its Chief Executive Officer and its four other most highly compensated executive officers. However, if certain performance-based requirements are met, qualifying compensation will not be subject to this deduction limit. While the Compensation Committee considers the impact of this section when developing and implementing the Company's executive officer compensation programs, the Compensation Committee believes that it is important to preserve flexibility in designing compensation programs. Accordingly, the Compensation Committee has not adopted a policy that all compensation must qualify as deductible under Section 162(m). Grants of options and "performance-based" restricted stock awards under our 2004 Long-Term Incentive Plan and cash awards under Annual Incentive Plan are intended to qualify as "performance-based" awards under Section 162(m), but time-vested restricted stock awards granted under our 2004 Long-Term Incentive Plan and amounts paid under other compensation programs may not qualify.

        The Company accounts for share-based payments, including grants under our 2001 Founders' Stock Option Plan, and our 2004 Long-Term Incentive Plan (which includes awards under our 2010 Corporate Executive LTIP and our 2010 Division President LTIP) in accordance with the requirements of Financial Accounting Standards Board (FASB) ASC 718, Compensation—Stock Compensation.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the board that the Compensation Discussion and Analysis be included in this Proxy Statement.

                      THE COMPENSATION COMMITTEE
                      Jay E. Ricks, Chairman
                      John V. Sponyoe
                      Thomas E. Wheeler

 EXECUTIVE COMPENSATION

        The table below provides earned compensation information for our Chief Executive Officer, our Chief Financial Officers and our three most highly compensated other employees who served as our executive officers as of December 31, 2010, whose total compensation earned for 2010 exceeded $100,000.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($)(c)(1)	Bonus ($)(d)	Stock Awards ($)(e)(2)	Option Awards ($)(f)(2)	Non-Equity Incentive Plan Compensation (g)(3)	All Other Compensation (i)		Total (j)
Henry H. Graham, Jr.	2010	$621,850	$—	$—	$—	$—	$18,471	(4)	$640,321
Chief Executive	2009	$540,000	$—	$1,263,750	$—	$929,000	$33,238	(4)	$2,765,988
Officer	2008	$540,000	$—	$472,501	$202,458	$378,000	$34,960	(4)	$1,627,918
Dennis L. Randolph, Jr.	2010	$371,850	$—	$—	$—	$—	$10,440	(4)	$382,290
EVP, CFO and	2009	$300,000	$—	$695,063	$—	$427,500	$34,417	(4)	$1,456,980
Treasurer	2008	$287,499	$—	$144,381	$61,861	$105,000	$35,215	(4)	$633,956
Michael Q. Keegan	2010	$461,851	$—	$—	$—	$—	$13,490	(4)	$475,341
COO and President,	2009	$400,000	$—	$926,750	$—	$890,000	$33,128	(4)	$2,249,878
Telecommunication	2008	$400,000	$—	$238,003	$101,978	$280,000	$30,624	(4)	$1,050,605
Services Division
Raymond Low	2010	$476,830	$—	$—	$—	$—	$72,416	(5)	$549,246
EVP and President,	2009	$450,000	$—	$1,027,850	$—	$607,500	$93,521	(5)	$2,178,871
Payments Division	2008	$450,000	$—	$267,751	$114,724	$315,000	$91,871	(5)	$1,239,346
Daniel P. Dooley III(6)	2010	$36,140	$250,000	$675,150	$—	$—	$—		$961,560
President, Telecommunication Services Division

(1)
Includes amounts, if any, deferred by the named executive officer pursuant to the Company's 401(k) plan or in the case of Mr. Low, his pension scheme in the United Kingdom.

(2)
The restricted stock awards and option award amounts in columns (e) and (f) reflect the fair market value on the grant date calculated by multiplying the number of shares or options awarded by the grant date fair value of the award.

(3)
All named executive officers, except Mr. Dooley, were paid 0%, 135% and 70% of their target non-equity incentive bonus for 2010, 2009 and 2008, respectively. Mr. Dooley, who joined the Company in November 2010, did not receive a target non-equity incentive bonus for 2010.

(4)
Perquisites for 2010 include club membership, matching contributions pursuant to the Company's 401(k) plan and supplemental life insurance premiums. Perquisites for 2009 and 2008 include club membership, car allowance, matching contributions pursuant to the Company's 401(k) plan, supplemental life insurance premiums and supplemental medical benefits.

(5)
Amount for 2010, 2009 and 2008 includes payments into Mr. Low's pension scheme of $61,988, $58,500 and $55,250, respectively, as well as car allowance (2008 and 2009 only), club membership and supplemental life insurance premiums.

(6)
Mr. Dooley joined the Company in November 2010 as the President of the Telecommunication Services Division. On an annualized basis his salary would have been $400,000. His bonus represents a payment to induce him to leave his prior employer before December 31, 2010. He is required to return the bonus if he terminates his employment without good reason within 24 months after commencement of employment with the Company and to reimburse the Company to the extent that he receives any portion of his 2010 bonus from his prior employer.

 Grants of Plan-Based Awards Table

        The table below summarizes the amounts of awards made to the named executive officers under our 2004 Long-Term Incentive Plan (which includes our 2010 Corporate Executive LTIP, but not our 2010 Division President LTIP because no awards have yet been made under that program) during the year ended December 31, 2010.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				Grant Date Fair Value of Stock and Option Awards
								All Other Stock Awards: Number of Shares of Stock or Units (#)
	Grant Date (b)	Threshold ($)(c)	Target ($)(d)	Maximum ($)(e)	Threshold (#)(f)	Target (#)(g)	Maximum (#)(h)
Name (a)								(i)	(l)
Henry H. Graham, Jr.	2/25/2010	—	$621,850	$1,243,700
	2/25/2010				—	52,566	75,000	—	$1,243,700
Dennis L. Randolph, Jr.	2/25/2010	—	$278,888	$557,775
	2/25/2010				—	23,575	35,363	—	$557,775
Raymond Low	2/25/2010	—	$476,830	$953,660
	2/25/2010				—	25,192	37,788	—	$596,038
Michael Q. Keegan	2/25/2010	—	$461,850	$923,700
	2/25/2010				—	33,184	49,776	—	$785,145
Daniel P. Dooley III	11/29/2010	—	—	—	—	—	—	35,000	$675,150

(1)
The amounts in columns (d) and (e) represent the range of potential cash payments to each named executive officer under the 2010 Annual Incentive Plan based on each named executive officer's salary and position as of December 31, 2010. Based on the Company's performance against the pre-established targets for the year ended December 31, 2010, none of the target amount in column (d) was earned by each of the named executive officers.

(2)
The amounts in columns (g) and (h) represent the range of equity awards under the 2010 Corporate Executive LTIP. Based on the Company's performance against the pre-established targets for the year ended December 31, 2010, none of the target amount in column (g) was earned by each of the named executive officers.

(3)
Amounts represent the grant date fair value determined in accordance with ASC 718, exclusive of estimates made for forfeitures, based on the number of awards indicated in columns (g) or (i) multiplied by the grant date fair value.

 Outstanding Equity Awards at Fiscal Year-End

        The table below summarizes the holdings of restricted stock, restricted stock awards and stock options by the named executive officers as of December 31, 2010.

	Option Awards						Stock Awards
Name and Principal Position (a)	Grant Date (b)	Number of Securities Underlying Unexercised Options (#) Exercisable (c)	Number of Securities Underlying Unexercised Options (#) Unexercisable (d)		Option Exercise Price (f)	Option Expiration Date (g)	Number of Shares or Units of Stock That Have Not Vested (#) (h)		Market Value of Shares or Units of Stock That Have Not Vested ($) (i)(1)
Henry H. Graham, Jr.	6/1/2006	9,019			$20.56	6/1/2016
	5/3/2007	100,000			$12.39	5/3/2017
	2/21/2008						9,751	(2)	202,820
	2/21/2008	19,908	9,953	(2)	$16.15	2/21/2018
	2/24/2009						50,000	(3)	1,040,000
Dennis L. Randolph, Jr.	7/2/2003	399			$19.60	7/2/2013
	11/17/2003	1,164			$19.60	11/17/2013
	5/3/2007	53,026			$12.39	5/3/2017
	5/3/2007						1,125	(4)	23,400
	2/21/2008						2,980	(2)	61,984
	2/21/2008	6,084	3,040	(2)	$16.15	2/21/2018
	2/24/2009						27,500	(3)	572,000
Michael Q. Keegan	9/4/2001	6,377			$19.60	9/4/2011
	11/17/2003	3,189			$19.60	11/17/2013
	6/1/2006	6,537			$20.56	6/1/2016
	5/3/2007	90,144			$12.39	5/3/2017
	2/21/2008						4,911	(2)	102,149
	2/21/2008	10,028	5,013	(2)	$16.15	2/21/2018
	2/24/2009						36,666	(3)	762,653
Raymond Low	11/4/2001	6,377			$19.60	11/4/2011
	4/21/2004	20,000			$22.88	4/21/2014
	5/17/2005	20,000			$19.99	3/17/2015
	6/1/2006	6,734			$20.56	6/1/2016
	5/3/2007	100,000			$12.39	5/3/2017
	2/21/2008						5,525	(2)	114,920
	2/21/2008	11,282	5,639	(2)	$16.15	2/21/2018
	2/24/2009						40,666	(3)	845,853
Daniel P. Dooley III	11/29/2010						35,000	(5)	728,000

(1)
Market value based on December 31, 2010 closing price of $20.80.

(2)
These amounts represent the equity awards earned by each named executive officer under the 2008 Long-Term Incentive Program. 33% of these awards vested on February 22, 2009 and the remainder will vest 33% on January 1, 2010 and 34% on January 1, 2011.

(3)
These amounts represent the equity awards earned by each named executive officer under the 2009 Long-Term Incentive Program. 33% of these awards vested on February 24, 2010 and the remainder will vest 33% on January 1, 2011 and 34% on January 1, 2012.

(4)
This restricted stock award to Mr. Randolph vests ratably over a four year period from the date of initial grant.

(5)
This restricted stock award to Mr. Dooley was made in connection with his commencement of employment and vests annually on a ratable basis over a three year period.

 Option Exercises and Stock Vested

        The table below summarizes the options exercised and the restricted stock awards vested during the year ended December 31, 2010.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired On Vesting (#) (d)	Value Realized on Vesting ($)(1) (e)
Henry H. Graham, Jr.	—	$—	71,667	$1,733,223
Dennis L. Randolph, Jr.	—	$—	34,862	$835,117
Michael Q. Keegan	—	$—	48,335	$1,168,388
Raymond Low	—	$—	52,682	$1,276,284
Daniel P. Dooley III	—	$—	—	—

(1)
Value equals number of shares multiplied by the market value on vesting date.

DIRECTOR COMPENSATION

        The Compensation Committee of our board of directors determines annually the amount of any fees, whether payable in cash, shares of common stock or options to purchase common stock, and expense reimbursements that directors receive for participating on, and for attending meetings of, our board of directors and committees of the board. The Compensation Committee generally seeks to set director compensation using data from the peer group. In 2010, the Compensation Committee considered the market study of director compensation previously performed by The Bostonian Group in 2009 as well as information contained in the Equilar databases.

        In 2010, we paid each director who was not an employee of the Company an annual retainer fee of $50,000, $2,000 per meeting for participation in a meeting of the board of directors, and $1,000 per day for participation in meetings of the committees of the board of directors. Additionally, we paid our non-executive Chairman and the chairman of our Audit Committee an additional annual retainer fee of $20,000, and the chairmen of each of the other committees of our board of directors an additional annual retainer fee of $10,000. All annual retainer fees were to be payable in four equal quarterly increments.

        We also award each director who is not an employee of the Company equity compensation. During 2010, we granted each such director that number of shares of restricted stock equal to $75,000 divided by the closing price of our common stock on the New York Stock Exchange on the date of grants, which restricted shares vest quarterly in four equal installments over a twelve month period. In accordance with the terms of our 2004 Long-Term Incentive Plan, which provides that the aggregate number of shares of restricted stock granted to a non-employee director shall not exceed 70% of the total number of shares of stock subject to all awards granted to the director during a given year, we also granted, during 2010, to each director who is not an employee of the Company that number of options to purchase shares of our common stock equal to 30% of the total number of shares of stock subject to all stock awards granted to the non-employee director during fiscal year 2010. These options vest quarterly in four equal installments over a twelve-month period. These options were granted at the fair market value of our common stock on the date of grant.

        In October 2004, our board of directors established a stock ownership guideline for non-employee directors to enhance the link between director and stockholder interests. Each non-employee director is required to own stock of the Company equal in value to $100,000 within two years of the later of joining the board or the adoption of the stock ownership guideline. Our board of directors currently is reviewing the Company's stock ownership guidelines and, upon completion of this review, may amend these guidelines in accordance with market practices.

        We reimburse all of our directors for reasonable out-of-pocket expenses related to attending board, committee and stockholder meetings.

Director Compensation Table

        The table below summarizes the compensation paid by the Company to non-employee directors for the year ended December 31, 2010.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
(a)	(b)	(c)	(d)	(h)
John B. Benton	$88,000	$74,998	$32,142	$195,140
Stephen X. Graham	$95,000	$74,998	$32,142	$202,140
Jay E. Ricks	$78,000	$74,998	$32,142	$185,140
John V. Sponyoe	$88,000	$74,998	$32,142	$195,140
Thomas E. Wheeler	$65,000	$112,493	$48,211	$225,704

(1)
Amount equals the grant date fair value of the stock and option awards.

 EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information as of December 31, 2010 with respect to shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders(1)	1,802,287	(2)	$16.56	(3)	326,794
Equity compensation plans not approved by security holders	—		—		—

Total	1,802,287		$16.56		326,794

(1)
Consists of the 2004 Long-Term Incentive Plan, as amended, and our 2001 Founders' Stock Option Plan, as amended (the "2001 Plan").

(2)
Includes 579,309 shares of common stock subject to restricted stock awards that will entitle the holders to one share of common stock for each such unit that vests over the holders' period of continued service and 1,222,978 shares of common stock subject to stock options that will entitle the holders, upon exercise, to one share of common stock for each such option that vests over the holders' period of continued service.

(3)
Calculated without taking into account 579,309 shares of common stock subject to outstanding restricted stock awards that will become issuable as those awards vest, without any cash consideration or other payment required for such shares.

(4)
Includes shares of common stock available for future issuance under the 2004 Long-Term Incentive Plan. As of December 31, 2010, 326,794 shares of common stock were available for issuance under the 2004 Long-Term Incentive Plan. Shares reserved for issuance under the 2004 Long-Term Incentive Plan may be issued upon the exercise of stock options, through stock issuances or pursuant to restricted stock unit awards that vest upon the attainment of prescribed performance milestones or the completion of designated service periods. As of December 31, 2010, no shares of common stock were available for grant under the 2001 Plan. Shares reserved for issuance under the 2001 Plan may be issued upon the exercise of outstanding stock options that vest upon the completion of designated service periods.

EMPLOYMENT AGREEMENTS, SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS

        The following is a description of the employment agreements and severance and change of control arrangements with respect to each named executive officer. The amount of compensation payable to each named executive officer upon termination without cause, termination for good reason and termination following a change of control is shown below. The amounts shown assume that such terminations were effective as of December 31, 2010 and are estimates of the amounts which would be paid to the named executives upon their termination. The actual amounts to be paid can only be determined at the time of such executive's actual separation from the Company.

Employment Agreements and Severance Arrangements

Henry H. Graham, Jr. and Michael Q. Keegan

        Mr. Graham has served as our Chief Executive Officer since September 2006. He is employed pursuant to an Employment Agreement dated March 10, 2006, as amended on May 18, 2010. Pursuant to the amended agreement, effective January 1, 2010, Mr. Graham's annual base salary was set at $621,850, subject to any future increase as determined by the board of directors based upon the achievement of budgetary or other objectives set by the Compensation Committee and our board of directors. In addition, Mr. Graham is eligible for an annual incentive bonus targeted to a percentage of his annual base salary, which effective January 1, 2010, was 100%, and an annual long term incentive bonus award targeted to a percentage of his annual base salary, which effective January 1, 2010, was 200%, based upon the achievement of budgetary and other objectives set by the Compensation Committee and our board of directors. Finally, Mr. Graham is entitled to certain insurance, leave and other fringe benefits and is eligible to participate in all other employee benefit plans and programs offered by the Company to its senior executives generally, in accordance with the terms of those plans and programs. Pursuant to the 2010 amendment, provisions for certain supplemental health benefits and a car allowance were eliminated.

        Mr. Keegan has served as our Chief Operating Officer since January 2007. He is employed pursuant to an Employment Agreement dated March 10, 2006, as amended on May 18, 2010. Pursuant to the amended agreement, effective January 1, 2010, Mr. Keegan's annual base salary was set at $461,850, subject to any future increase as determined by the board of directors based upon the achievement of budgetary or other objectives set by the board. In addition, Mr. Keegan is eligible for an annual incentive bonus targeted to a percentage of his annual base salary, which effective January 1, 2010, was 100%, and an annual long term incentive bonus award targeted to a percentage of his annual base salary, which effective January 1, 2010 was 170%, based upon the achievement of budgetary and other objectives set by the Compensation Committee and our board of directors. Finally, Mr. Keegan is entitled to certain insurance, leave and other fringe benefits and is eligible to participate in all other employee benefit plans and programs offered by the Company to its senior executives generally, in accordance with the terms of those plans and programs. Pursuant to the 2010 amendment, provisions for certain supplemental health benefits and a car allowance were eliminated.

        Each of the employment agreements for Mr. Graham and Mr. Keegan, as amended, provide for a term ending on December 31, 2012. At the end of the term, each employment agreement states that the term will automatically be extended for successive one year periods unless either the Company or such executive has provided the other with at least three (3) months' prior written notice of its or his intention to allow the employment agreement to expire at the end of such initial or extended term. Each executive shall serve in his respective executive position until (i) his disability or death, (ii) his decision to terminate his employment relationship with us for or without good reason or (iii) the decision by our board of directors to terminate his employment with or without cause.

        Under the employment agreements, "good reason" (other than in the context of a change of control) means that we (i) move our offices to an area other than the Washington, D.C. area, (ii) diminish the executive's title, (iii) assign duties to the applicable executive that are substantially inconsistent with the responsibilities of his specific executive position or we make a substantial adverse alteration to those responsibilities, (iv) reduce the executive's annual base salary or (v) materially reduce the benefits provided to such executive, and "cause" means (i) the commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to us or any of our affiliates or any of their customers or suppliers, (ii) substantial failure on the part of the executive in his performance of the duties of the office held by him as reasonably directed by the board of directors (other than any such failure resulting from the executive's incapacity due to physical or mental illness), after notice to the executive and a reasonable opportunity to cure, (iii) gross negligence or willful misconduct by the executive with respect to us or any of our affiliates (including, without limitation, disparagement that adversely affects our reputation or any of our affiliates) or (iv) any material breach by executive of the sections of the employment agreement pertaining to executive's duties, non-competition or confidentiality.

        Each of the executives has agreed to protect the confidentiality of our proprietary and confidential information. Each executive has also agreed not to compete with us or solicit our employees or customers for a period of two years if he is terminated without cause or resigns for good reason, or for a period of one year if he is terminated for any other reason.

        The employment agreements provide that if such executive is terminated without cause or if he resigns for good reason (outside the context of a change of control), he would be entitled to receive (i) payment of his then current base salary for two years thereafter, (ii) payment of other accrued compensation and (iii) continuation of certain insurance and other fringe benefits for two years. If we elect to allow such executive's employment agreement to expire at the end of its initial or any extended term without including a notice of termination for cause, such election will be treated as a termination of their respective employment without cause.

        The following table sets forth the estimated payments and benefits that would have been provided to Mr. Graham and Mr. Keegan if their respective employment had been terminated on December 31, 2010, by the Company without cause or such executive for good reason:

Name	Salary ($)	Health Benefits ($)(1)	All Other Compensation ($)	Total ($)
Henry H. Graham, Jr.	$1,243,700	$37,920	$13,746	$1,295,366
Michael Q. Keegan	$923,700	$37,920	$16,902	$978,522

(1)
The amount represents an estimate of 24 months of health benefits at the current 2010 COBRA rates.

Dennis L. Randolph, Jr.

        Pursuant to an employment agreement entered by us in August 2007 and amended March 8, 2011, Dennis L. Randolph, Jr. serves as the Company's Executive Vice President, Chief Financial Officer and Treasurer. As of January 1, 2010, Mr. Randolph's annual base salary is $371,850, subject to any future increase as determined by the board of directors based upon the achievement of budgetary or other objectives set by the Compensation Committee and our board of directors. In addition, Mr. Randolph is eligible for an annual incentive bonus targeted to a percentage of his annual base salary, which for 2010 was 75%, and an annual long term incentive bonus award targeted to a percentage of his annual base salary, which for 2010 was 150%, in accordance with the terms of the Company's Long-Term Incentive Plan. Finally, Mr. Randolph is entitled to certain insurance, leave and other fringe benefits and is eligible to participate in all other employee benefit plans and programs offered by the Company to its senior executives generally, in accordance with the terms of those plans and programs. Pursuant to the 2011 amendment, provisions for certain supplemental health benefits and a car allowance were eliminated.

        Mr. Randolph's employment agreement, as amended, provides for a term ending on December 31, 2012, unless further extended or sooner terminated under the terms of the agreement. At the end of the term, the employment agreement states that the term will automatically be extended for successive one year periods unless either the Company or the executive has provided the other with at least ninety days prior written notice of its or his intention to allow the employment agreement to expire at the end of such initial or extended term. Mr. Randolph shall serve in his position until (i) his disability or death, (ii) his decision to terminate his employment relationship with the Company for or without good reason or (iii) the decision by the board of directors to terminate his employment with or without cause.

        Under his employment agreement, "good reason" (other than in the context of a change of control) means that we (i) moves our offices to an area other than the Washington, D.C. area, (ii) assign duties to the executive that are substantially inconsistent with the responsibilities of his specific executive position or we make a substantial adverse alteration to those responsibilities, (iii) diminish the executive's title, (iv) reduce the executive's annual base salary or (v) materially reduce the benefits provided to such executive, and "cause" means (i) the commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to the Company or any of its affiliates or any of their customers or suppliers, (ii) substantial failure on the part of the executive in his performance of the duties of the office held by him as reasonably directed by the Chief Executive Officer and/or the board (other than any such failure resulting from the Executive's incapacity due to physical or mental illness), after notice to the executive and a reasonable opportunity to cure, (iii) gross negligence or willful misconduct by the executive with respect to the Company or any of its affiliates (including, without limitation, disparagement that adversely affects the reputation of the Company or any of its affiliates) or (iv) any material breach by executive of the sections of the employment agreement pertaining to executive's duties, non-competition or confidentiality.

        If his employment is terminated without cause or if he resigns for good reason, he would be entitled to receive (i) payment of his then current base salary for one year thereafter, (ii) payment of other accrued compensation and (iii) continuation of certain insurance and other fringe benefits for one year. If the Company elects to allow the employment agreement to expire at the end of its initial or any extended term without including a notice of termination for cause, such election will be treated as a termination of his employment without cause. If he terminates the employment agreement without good reason upon forty-five days' notice, he would be entitled to receive payment of his then accrued and/or vested but unpaid base salary, vacation pay, and other benefits as of the termination date. If Mr. Randolph had been terminated without cause or had resigned for good reason as of December 31, 2010, the total severance payments due to Mr. Randolph would have been $391,205, which includes $371,850 of salary and the $19,335 cost of continuation of health benefits and life insurance for one year.

Raymond Low

        On May 9, 2006, we and our wholly owned subsidiary, Transaction Network Services (UK) Limited, entered into an employment agreement with Raymond Low. Mr. Low currently serves as Executive Vice President of the Company, and President of the Payments Division of Transaction Network Services, Inc.

        In 2010, Mr. Low's annual base salary was $476,830, subject to any increase as determined by the board of directors based upon the achievement of budgetary or other objectives set by the board. In addition, Mr. Low is eligible for an annual incentive bonus targeted to equal 100% of his annual base salary and an annual long term incentive bonus award targeted to equal 125% of his annual base salary, based upon the achievement of budgetary and other objectives set by the Compensation Committee and our board of directors. Furthermore, we will make an annual contribution equal to 13% of his base salary to a pension plan designated by Mr. Low. Finally, Mr. Low is entitled to certain insurance, leave and other fringe benefits and is eligible to participate in all other employee benefit plans and programs offered by us to our senior executives generally, in accordance with the terms of those plans and programs. In 2010, certain supplemental health benefits and a car allowance were eliminated for Mr. Low.

        Mr. Low's employment agreement provides for a term that began on January 1, 2006. Mr. Low will continue to serve as our President until (i) his disability, (ii) his decision to terminate his employment relationship with us for or without good reason, (iii) the decision by the board of directors to terminate his employment with or without cause, as that term is used in his employment agreement or (iv) upon the day on which Mr. Low attains the age of 65.

        Under Mr. Low's employment agreement, "good reason" means where (i) Mr. Low is assigned duties substantially inconsistent with his responsibilities set out in his employment agreement, (ii) Mr. Low is demoted, (iii) we reduce Mr. Low's base salary, (iv) in breach of his employment agreement, we materially reduce the aggregate value to Mr. Low of the benefits to be received under his employment agreement, other than in connection with a reduction in benefits generally to our senior executives or (v) we require Mr. Low, without his consent, to change his normal place of work to a place outside of England and Wales.

        We may terminate Mr. Low's employment (without any entitlement to any further payment from us except for those amounts accrued as of such date) if Mr. Low: (i) is guilty of any serious or (after having received a written warning from the board) repeated breach of his obligations under his employment agreement, (ii) is guilty of (a) serious misconduct, (b) serious negligence or (c) any other conduct which materially harms or in the reasonable opinion of the board is likely material to harm our interests, (iii) is convicted of an offense (other than a road traffic offense for which a non-custodial penalty is imposed), (iv) becomes bankrupt or makes any arrangement or composition with his creditors or (v) is disqualified from being a director of any company by reason of an order made by any competent court. Under Mr. Low's employment agreement, "without cause" means the termination of Mr. Low's employment based on reasons other than those set forth in this paragraph and Mr. Low's death.

        If Mr. Low's employment is terminated without cause or if he resigns for good reason, he would be entitled to receive payment of his then current base salary and benefits during any period in which he is restricted pursuant to his non-competition and non-solicitation obligations contained in his employment agreement. Notwithstanding, if terminated without cause or if he resigns for good reason, Mr. Low would be entitled to receive a payment of his then current base salary and benefits for a period of time after the period applicable to his non-competition and non-solicitation obligations (but not to exceed two years after his date of termination) if he elects to be continually bound by the non-competition and non-solicitation restrictions for such additional period.

        Mr. Low has agreed to protect the confidentiality of our proprietary and confidential information. Mr. Low has also agreed not to compete with us or solicit our employees or customers for a period of 6 months and 12 months, respectively, if he is terminated for any reason subject to his election to extend such periods.

        If Mr. Low had been terminated as of December 31, 2010 without cause or had resigned for good reason, the total severance payments due to Mr. Low would have been $1,077,636, which includes $953,660 of salary and $123,976 of other compensation.

Daniel P. Dooley III

        Pursuant to an employment agreement entered on November 29, 2010, Daniel P. Dooley III serves as the President and General Manger of the Telecommunication Services Division of Transaction Network Services, Inc. Mr. Dooley's annual base salary is $400,000, subject to any future increase as determined by the board of directors based upon the achievement of budgetary or other objectives set by the Compensation Committee and our board of directors. In addition, Mr. Dooley is eligible for an annual incentive bonus targeted to 100% of his annual base salary and an annual long term incentive bonus award targeted to a percentage of his annual base salary in accordance with the terms of the Company's Long-Term Incentive Plan. Finally, Mr. Dooley is entitled to certain insurance, leave and other fringe benefits and is eligible to participate in all other employee benefit plans and programs offered by the Company to its senior executives generally, in accordance with the terms of those plans and programs.

        Mr. Dooley's employment agreement provides for a term ending on November 28, 2012, unless extended or sooner terminated under the terms of the agreement. At the end of the term, the employment agreement states that the term will automatically be extended for successive one year periods unless either the Company or the executive has provided the other with at least ninety days prior written notice of its or his intention to allow the employment agreement to expire at the end of such initial or extended term. Mr. Dooley shall serve in his position until (i) his disability or death, (ii) his decision to terminate his employment relationship with the Company for or without good reason, or (iii) the decision by the board of directors to terminate his employment with or without cause.

        Under his employment agreement, "good reason" means that we (i) move our offices to an area other than the Washington, D.C. area, (ii) assign duties to the executive that are substantially inconsistent with the responsibilities of his specific executive position or we make a substantial adverse alteration to those responsibilities, (iii) diminish the executive's title, (iv) reduce the executive's annual base salary, or (v) materially reduce the benefits provided to such executive, and "cause" means (i) the commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to the Company or any of its affiliates or any of their customers or suppliers, (ii) substantial failure on the part of the executive in his performance of the duties of the office held by him as reasonably directed by the Chief Executive Officer and/or our board of directors (other than any such failure resulting from the Executive's incapacity due to physical or mental illness), after notice to the executive and a reasonable opportunity to cure, (iii) gross negligence or willful misconduct by the executive with respect to the Company or any of its affiliates (including, without limitation, disparagement that adversely affects the reputation of the Company or any of its affiliates) or (iv) any material breach by executive of the sections of the employment agreement pertaining to executive's duties, non-competition or confidentiality.

        If his employment is terminated without cause or if he resigns for good reason, he would be entitled to receive (i) payment of his then current base salary for one year thereafter, (ii) payment of other accrued compensation and (iii) continuation of certain insurance and other fringe benefits for one year. If the Company elects to allow the employment agreement to expire at the end of its initial or any extended term without including a notice of termination for cause, such election will be treated as a termination of his employment without cause. If he terminates the employment agreement without good reason upon forty-five days' notice, he would be entitled to receive payment of his then accrued and/or vested but unpaid base salary, vacation pay and other benefits as of the termination date. If Mr. Dooley had been terminated without cause or had resigned for good reason as of December 31, 2010, the total severance payments due to Mr. Dooley would have been $419,335, which includes $400,000 of salary and the $19,355 cost of continuation of health benefits and life insurance for one year.

Change of Control Benefits

        Each of Mr. Graham's, Mr. Keegan's and Mr. Randolph's employment agreement provides that if his employment with the Company is terminated under certain circumstances during the period of 24 months after a change of control, he will be entitled to the payment of cash benefits, the continuation of health, retirement and fringe benefits as well as the immediate vesting of any outstanding stock options, stock appreciation rights and restricted stock, as described below. If Mr. Graham's, Mr. Keegan's or Mr. Randolph's employment with the Company is terminated during the 24-month period after a change of control for cause or he resigns (other than for good reason), we will have no obligation to provide that executive the benefits described below.

        Pursuant to their respective employment agreements, in the event Mr. Graham's, Mr. Keegan's or Mr. Randolph's employment with us is terminated during the 24 month period after a change of control due to disability or death or without cause, or he resigns for good reason, the executive shall be entitled to (provided that he executes and delivers to us a general release instrument): (i) receive a lump sum payment of an amount equal to 2.99 times for Mr. Graham and Mr. Keegan, and 1.99 times for Mr. Randolph, his then average annual compensation (which equals the average of the executive's annual base salary and accrued annual and long term incentive awards during the past three years), (ii) receive payment of other accrued compensation and benefits, (iii) exercise all outstanding stock options (which shall become immediately vested), (iv) treat all shares of restricted stock as vested in full and (v) Messrs. Graham and Keegan receive the continuation of certain insurance and other fringe benefits for three years, and Mr. Randolph receives the continuation of such benefits for two years.

        The agreements provide that, if Mr. Graham, Mr. Keegan or Mr. Randolph becomes entitled to any payments and benefits related to a termination of employment after the occurrence of a change of control and if such payments equal or exceed 110% of three times the executive's "base amount" determined for IRS purposes, the Company will pay an additional amount equal to the sum of any excise tax imposed by the IRS to place the executive in the same after-tax position as if no such excise tax had been imposed and no additional amount had been paid to him. In view of recent corporate governance commentary and the actions of some prominent public companies, the Compensation Committee in 2010 adopted a new policy that the Company will not include provisions for these payments in employment agreements with new executives. The Compensation Committee also has determined to conduct a study in 2011 to consider whether any changes are appropriate in our past practices with respect to these payments.

        "Change of control" means an event that would be required to be reported under the Securities Exchange Act, as amended, whether or not we are then subject to such reporting requirements; provided that, without limitation, a change in control shall be deemed to have occurred if (i) any person is or becomes beneficial owner, directly or indirectly, of 25 percent or more of our voting securities, (ii) during any period of two consecutive years, the following persons cease for any reason to constitute a majority of the board: individuals who at the beginning of such period constitute the board and new directors each of whose election to the board or nomination for election to the board by our security holders was approved by a vote of at least two thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, (iii) our security holders approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately before the merger or consolidation continuing to represent a majority of our voting securities or of such surviving entity outstanding immediately after such merger or consolidation or (iv) our security holders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by us of all or substantially all of our assets.

        "Good reason" (in the context of a change of control) means (i) the assignment to the executive of any duties inconsistent with the executive's position or any other action that results in a diminution in such position, (ii) a reduction by us in the executive's base salary, (iii) a failure by us to maintain plans providing benefits at least as beneficial as those provided by any benefit or compensation plan in which the executive was participating immediately before the beginning of the 24 month period after the occurrence of a change of control, (iv) a requirement by us to base the executive at any office or location in excess of 25 miles from his office location immediately before the beginning of the 24 month period after the occurrence of a change of control, (v) any purported termination by us for cause otherwise than as provided in his employment agreement or (vi) any failure by us to obtain the assumption of the obligations contained in his employment agreement by any successor.

        The following table sets forth the established payments and benefits that would have been provided to Mr. Graham, Mr. Keegan and Mr. Randolph if a change of control occurred and their respective employment had been terminated on December 31, 2010 without cause or for good reason:

Name	Severance Payment ($)(1)	Health Benefits ($)(2)	All Other Compensation ($)(3)	Option Awards/ Restricted Shares ($)(4)	Section 280G Gross-up ($)(5)	Total ($)
Henry H. Graham, Jr.	4,812,505	56,880	20,619	1,289,134	1,876,345	8,055,481
Michael Q. Keegan	3,397,239	56,880	25,353	888,164	1,328,307	5,695,943
Dennis L. Randolph, Jr	1,453,139	37,920	1,256	683,226	553,892	2,729,432

(1)
The Severance Payment is a lump sum payment of an amount equal to 2.99 times for Mr. Graham and Mr. Keegan, and 1.99 times for Mr. Randolph, his average annual compensation as of December 31, 2010 (which equals the average of the executive's annual base salary and accrued annual and long term incentive awards during the past three years).

(2)
The amount represents an estimate of health benefits at the current 2010 COBRA rates of $18,960 during the three- year severance period for Mr. Graham and Mr. Keegan, and for the two-year severance period for Mr. Randolph.

(3)
The amount represents the cost of continuation of fringe benefits of country club dues and life insurance for Mr. Graham and Keegan during their three year severance period, and the cost of continuation of only life insurance for Mr. Randolph for his severance period of two years.

(4)
The amount represents the fair market value of unvested restricted shares at the closing price of $20.80 on December 31, 2010 and the value of outstanding stock option awards.

(5)
Compensation and benefits in excess of three times compensation may be subject to a non-deductible 20% excise tax under Internal Revenue Code 280G. Amounts in this column estimate the tax gross-up payments that would have been paid to the named executive officers assuming a change-in-control date of December 31, 2010 at the closing stock price of $20.80 on December 31, 2010.

 SECURITY OWNERSHIP OF MANAGEMENT AND FIVE PERCENT OWNERS

        The following table shows the number of shares of our common stock beneficially owned as of March 31, 2011 (unless otherwise indicated) by (i) the only persons known by us to own more than five percent of our outstanding shares of common stock, (ii) our directors, (iii) the executive officers named in the Summary Compensation Table contained in this proxy statement, and (iv) all of our directors and executive officers as a group.

        The number of shares beneficially owned by each holder is based upon the rules of the SEC. Under SEC rules, beneficial ownership includes any shares over which a person has sole or shared voting or investment power as well as shares which the person has the right to acquire within 60 days by exercising any stock option or the vesting of any other right. Accordingly, this table includes shares that each person has the right to acquire on or before May 30, 2011. Unless otherwise indicated, to our knowledge, each person has sole investment and voting power (or shares that power with his or her spouse) over the shares in the table. By including in the table shares that he or she might be deemed beneficially to own under SEC rules, a holder does not admit beneficial ownership of those shares for any other purpose.

        To compute the percentage ownership of any stockholder or group of stockholders in the following table, the total number of shares of common stock beneficially owned and deemed outstanding as of March 31, 2011 is 25,465,047 shares (which number does not include 3,737 shares held by us as treasury shares), plus any shares that a holder or group of holders could acquire upon exercising any options on or before May 30, 2011, plus restricted stock units held by that holder or group of holders vesting on or before May 30, 2011.

	Shares of Common Stock Beneficially Owned
Beneficial Owner	Shares	Percent
Federated Investors, Inc.(1)	3,257,370	12.79%
FMR LLC(2)	2,686,600	10.55%
Stadium Capital(3)	1,728,479	6.79%
Blackrock Inc.(4)	1,420,963	5.58%
Henry H. Graham, Jr.(5)	612,137	2.40%
Raymond Low(6)	313,107	1.23%
Michael Q. Keegan(7)	234,396	*
Dennis L. Randolph, Jr.(8)	132,071	*
Daniel P. Dooley III(9)	—	*
John B. Benton(10)	79,520	*
John V. Sponyoe(11)	44,309	*
Stephen X. Graham(12)	44,219	*
Jay E. Ricks(13)	28,670	*
Thomas E. Wheeler(14)	7,730	*
All directors and executive officers as a group (16 persons)(15)	1,759,109	6.73%

*
Percentage is less than 1% of all outstanding shares of common stock.

(1)
Based on a Schedule 13G/A filed with the SEC on February 9, 2011, by Federated Investors, Inc. as parent holding company of Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp., which act as investment advisers to registered investment companies and separate accounts that beneficially own the shares above. Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp are wholly owned subsidiaries of FII Holdings, Inc., which is a wholly owned subsidiary of Federated Investors, Inc., the parent. All of the parent's outstanding voting stock is held in the Voting Shares Irrevocable Trust, the trustees of which are John F. Donahue, Rhodora J. Donahue, and J. Christopher Donahue. The address for Federated Investors, Inc. is Federated Investors Tower, Pittsburgh, PA 15222-3779.

(2)
Based upon a Schedule 13G filed with the SEC on February 14, 2011, Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 2,686,600 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Advisor Small Cap Fund, amounted to 2,621,000 shares. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees. The address for Fidelity and Fidelity Advisor Small Cap Fund is 82 Devonshire Street, Boston, Massachusetts 02109.

(3)
Based on a Schedule 13G filed with the SEC on February 14, 2011. Alexander M. Seaver and Bradley R. Kent are the Managing Members of Stadium Capital Management, LLC. The address for Stadium Capital Management, LLC is 550 SW Franklin Avenue, Suite 478, Bend, OR 97701.

(4)
Based on the Schedule 13G filed with the SEC on February 9, 2011. The address for Blackrock, Inc. is 40 East 52nd Street, New York, NY 10022.

(5)
Includes 138,880 shares issuable to Mr. H. Graham upon exercise of options currently exercisable or exercisable by Mr. H. Graham within 60 days and 34,751 shares issuable to Mr. Graham upon vesting of restricted stock awards within 60 days.

(6)
Includes 170,032 shares issuable to Mr. Low upon exercise of options currently exercisable or exercisable by Mr. Low within 60 days and 25,858 shares issuable to Mr. Low upon vesting of restricted stock awards within 60 days.

(7)
Includes 121,288 shares issuable to Mr. Keegan upon exercise of options currently exercisable or exercisable by Mr. Keegan within 60 days and 23,244 shares issuable to Mr. Keegan upon vesting of restricted stock awards within 60 days.

(8)
Includes 63,713 shares issuable to Mr. Randolph upon exercise of options currently exercisable or exercisable by Mr. Randolph within 60 days and 17,855 shares issuable to Mr. Randolph upon vesting of restricted stock awards within 60 days.

(9)
Includes zero shares issuable to Mr. Dooley upon exercise of options currently exercisable or exercisable by Mr. Dooley within 60 days and zero shares issuable to Mr. Dooley upon vesting of restricted stock awards within 60 days.

(10)
Includes 42,230 shares issuable to Mr. Benton upon exercise of options currently exercisable or exercisable by Mr. Benton within 60 days and 1,926 shares issuable to Mr. Benton upon vesting of restricted stock awards within 60 days.

(11)
Includes 10,875 shares issuable to Mr. Sponyoe upon exercise of options currently exercisable or exercisable by Mr. Sponyoe within 60 days and 1,926 shares issuable to Mr. Sponyoe upon vesting of restricted stock awards within 60 days.

(12)
Includes 13,599 shares issuable to Mr. S. Graham upon exercise of options currently exercisable or exercisable by Mr. S. Graham within 60 days and 1,926 shares issuable to Mr. S. Graham upon vesting of restricted stock awards within 60 days.

(13)
Includes 9,933 shares issuable to Mr. Ricks upon exercise of options currently exercisable or exercisable by Mr. Ricks within 60 days and 1,926 shares issuable to Mr. Ricks upon vesting of restricted stock awards within 60 days.

(14)
Includes 2,319 shares issuable to Mr. Wheeler upon exercise of options currently exercisable or exercisable by Mr. Wheeler within 60 days and 1,926 shares issuable to Mr. Wheeler upon vesting of restricted stock awards within 60 days.

(15)
Includes 665,291 shares issuable to the group upon exercise of options currently exercisable or exercisable by the group within 60 days and 10,899 shares issuable to the group upon vesting of restricted stock awards within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Our directors, our executive officers and anyone owning beneficially more than ten percent of our equity securities are required under Section 16(a) of the Securities Exchange Act to file with the SEC reports of their ownership and changes of their ownership of our securities. They must also furnish copies of the reports to us. Based solely on our review of the reports furnished to us and any written representations that no other reports were required, we believe that during our 2010 fiscal year, our directors, executive officers and ten percent beneficial owners complied with all applicable Section 16(a) filing requirements.

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has appointed, subject to ratification by the stockholders, the firm of Ernst & Young LLP as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2011. Ernst & Young LLP has audited our consolidated financial statements for the fiscal years ended December 31, 2010, 2009, 2008, 2007, 2006, 2005 and 2004. A majority of the votes cast by holders of common stock is required for the ratification of the appointment of the independent registered public accounting firm. If the stockholders do not ratify the selection of Ernst & Young LLP, the appointment of the independent registered public accounting firm will be reconsidered by the Audit Committee.

        Representatives of Ernst & Young LLP are expected to be present at the meeting, will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions from stockholders.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

 AUDIT INFORMATION

        The Audit Committee operates under a written charter adopted by our board of directors. The Audit Committee consists of three members. All members of the Audit Committee are independent and financially literate as defined in the listing standards of the New York Stock Exchange. The board of directors has determined that Mr. S. Graham meets the definition of "audit committee financial expert" as that term is defined in the rules adopted under the Securities Exchange Act.

Pre-Approval Policies and Procedures

        The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services and other services performed by our independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of a permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the Chairman of the Audit Committee authority to approve permitted services.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FEE INFORMATION

Services and Fees and Expenses of Ernst & Young LLP During 2010 and 2009

        The following table presents fees for professional audit and other services rendered by our independent registered public accountant, Ernst & Young LLP, for the years ended December 31, 2009 and 2010.

	Year Ended December 31, 2009	Year Ended December 31, 2010
Audit fees(1)	$1,295,527	$1,183,983
Audit-related fees(2)	$58,000	$38,000
Tax fees(3)	$63,599	$44,001
All other fees(4)	—	20,189

Total fees	$1,417,126	$1,286,173

(1)
Audit fees include fees for our fiscal year-end audit, review of financial statements included in our Form 10-Q Quarterly Reports, audit of internal controls over financial reporting as required by Section 404 of the Sarbanes Oxley Act of 2002 and services that are normally provided by the independent registered public accounting firm in connection with statutory regulatory filings for those fiscal years.

(2)
Audit-related fees include fees associated with the audit of our employee benefit plan and due diligence services related to fees associated with mergers and acquisitions.

(3)
Tax fees include fees for tax services such as tax compliance, tax advice and tax planning.

(4)
All other fees include fees for risk advisory services related to network infrastructure security.

        The Audit Committee requires the Company to obtain pre-approval by the Audit Committee for all audit and permissible non-audit related fees incurred with our independent registered public accounting firm. The Audit Committee has adopted additional pre-approval policies and procedures. All audit and tax fees were approved in advance by the Audit Committee. When it is efficient to do so, we use third parties other than our auditors to perform non-audit work, such as tax work, on behalf of the Company.

 REPORT OF THE AUDIT COMMITTEE

        The Audit Committee's primary function is to assist the board in fulfilling its oversight responsibilities for financial reporting compliance by reviewing the audited consolidated financial statements, the systems of internal controls over financial reporting that management and the board of directors have established and the overall audit process. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed with management, and the Company's independent registered public accounting firm, the audited consolidated financial statements contained in the Annual Report on Form 10-K for the year ended December 31, 2010, management's assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2010 and the independent registered public accountant's evaluation of the Company's system of internal control over financial reporting as of December 31, 2010. Management of the Company has the primary responsibility for the consolidated financial statements. Management has represented to the Audit Committee that the Company's consolidated financial statements have been prepared in accordance with generally accepted accounting principles. The Company's independent registered public accounting firm, Ernst & Young LLP, was engaged to audit the Company's consolidated financial statements and to express an opinion on the conformity of such consolidated financial statements with GAAP, and to report on the effectiveness of the Company's system of internal control over financial reporting. Prior to engaging Ernst &Young LLP, the Audit Committee discussed with Ernst & Young LLP the overall scope and plans for its audit.

        The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards ("SAS") No. 61, Communications with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the PCAOB in Rule 3200 T. In addition, the Audit Committee has received from Ernst & Young LLP the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the Ernst & Young LLP's communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence.

        During 2010, the Audit Committee reviewed quarterly financial statements and earnings releases of the Company. At each meeting held during the year, the Audit Committee met with the Company's Vice President of Financial Compliance and with Ernst & Young LLP, with and without management present.

        The Audit Committee reviewed and evaluated the relevant requirements of the Sarbanes Oxley Act of 2002, the rules of the SEC and the listing standards of the New York Stock Exchange regarding audit committee procedures and responsibilities.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors, and the board of directors approved, that the audited consolidated financial statements be included in the TNS Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

                      Audit Committee
                      Stephen X. Graham, Chairman
                      John B. Benton
                      John V. Sponyoe

 PROPOSAL 3—APPROVAL OF AN AMENDMENT TO THE TNS, INC. 2004 LONG-TERM
INCENTIVE PLAN WITH RESPECT TO THE ADDITION OF 1,500,000 SHARES.

        Our board of directors has approved an amendment to the TNS, Inc. 2004 Long-Term Incentive Plan (the "2004 Plan"). This amendment increases the number of shares available under the 2004 Plan by 1,500,000 shares, from 4,647,384 to up to 6,147,384 shares.

        As of March 31, 2011, a total of 4,647,384 shares of common stock were authorized for issuance and 152,738 shares of common stock are available for new grants pursuant to the 2004 Plan. If our stockholders approve the proposed amendment to the 2004 Plan, a total of 6,147,384 shares of common stock will have been reserved for issuance and 1,652,738 shares of common stock would be available for new grants pursuant to the 2004 Plan. The amendment to the 2004 Plan will become effective on May 18, 2011, if approved by our stockholders. Stockholder approval is required by the New York Stock Exchange listing standards and Section 423(b) of the Internal Revenue Code (the "Code"). The board of directors is asking our stockholders to approve the amendment to the 2004 Plan to assist us in attracting and retaining qualified employees, consultants and non-employee directors and motivating them to assist us in achieving our goals of increasing profitability and stockholder value, while also qualifying such shares for special tax treatment under section 421 and 423 of the Code.

        Assuming approval of the amendment to increase the number of shares available under the 2004 Plan by 1,500,000 shares, the Company's three-year grant rate will not exceed the mean three-year grant rate plus one standard deviation of 7.26% for the Company's applicable GICS industry group for the 2011 proxy season as published by Institutional Shareholder Services. The Company's three-year grant rate of awards under its long-term incentive plans for fiscal years 2011, 2012 and 2013 will equal the sum of the grant rates for each of the three years, computed for each year as the number of options, restricted stock awards and other shares granted under the 2004 Plan divided by the number of shares of the Company's common stock that were outstanding at year-end. For purposes of calculating the number of shares subject to awards granted in a year, restricted stock awards and other full-value awards will count as equivalent to two option shares based on the multiplier recommended by Institutional Shareholder Services for our current annual stock price volatility of between 36.1% to 54.6%. Any grant awards that are settled only in cash and any shares remitted to the Company by an employee or other recipient of a grant award to satisfy tax obligations associated with a grant will not be counted for this purpose.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE TNS, INC. 2004 LONG-TERM INCENTIVE PLAN WITH RESPECT TO THE ADDITION OF 1,500,000 SHARES.

Vote Required.

        Approval of the proposed amendment to the 2004 Plan requires the affirmative vote of a majority of the votes cast by holders of common stock on the proposal at the annual meeting.

Summary of the 2004 Plan.

        Overview.    The 2004 Plan was adopted by our board of directors on February 12, 2004 and approved by our stockholders on March 15, 2004. Our board of directors subsequently approved amendments to the 2004 Plan, which amendments were approved by our stockholders on May 17, 2005, increasing the number of shares available under the plan and limiting the percentage of shares authorized for issuance under the plan pursuant to awards of stock bonuses, restricted stock, restricted stock units, performance shares or discounted stock options. Thereafter, our board of directors approved further amendments to the 2004 Plan, which amendments were approved by our stockholders on May 22, 2008, again increasing the number of shares available under the plan. The purpose of the 2004 Plan is to attract and retain qualified employees, consultants and non-employee directors and to motivate them to achieve long-term goals, to provide incentive compensation opportunities that are competitive with those of similar companies and to further align participants' interests with those of our other stockholders.

        Types of Awards.    Awards under the 2004 Plan may take the form of:

  •
  stock options (either incentive stock options that qualify under Section 422 of the Code or non-qualified stock options);

  •
  stock appreciation rights;

  •
  stock bonuses;

  •
  restricted stock;

  •
  restricted stock units;

  •
  performance units; or

  •
  performance shares.

        Eligibility.    The persons eligible to receive awards under the 2004 Plan include all of our employees, the employees of our subsidiaries, our non-employee directors and any of our consultants, independent contractors or advisors that the Compensation Committee identifies as having a direct and significant effect on our performance. As of March 31, 2011, 11 executive officers, 5 non-employee members of the board and 1,241 other employees were eligible to participate in the 2004 Plan.

        Share reserve/limitations.    As of March 31, 2011, 4,647,384 shares of common stock are authorized, of which 152,738 shares of common stock are available for new grants under the 2004 Plan. If the shares of stock that are subject to an award are not issued or cease to be issuable because the award is terminated, forfeited or cancelled, those shares will then become available for additional awards. The number of shares authorized and available for issuance under the 2004 Plan is subject to adjustment in the sole discretion of the Compensation Committee in the event of a stock split, stock dividend, recapitalization, spin-off or similar action.

        Administration.    The 2004 Plan is administered by the Compensation Committee of our board of directors. Each member of the Compensation Committee qualifies as an "outside director," as defined for purposes of Section 162(m) of the Code, and two members, serving as a subcommittee, qualify as "non-employee directors," as defined for purposes of Securities Exchange Act Rule 16b-3. The Compensation Committee has complete and absolute authority to make any and all decisions regarding the administration of the 2004 Plan.

        Terms of Awards.    Subject to certain restrictions and limitations that are set forth in the 2004 Plan, the Compensation Committee has complete and absolute authority to set the terms, conditions and provisions of each award, including the size of the award, the exercise or base price, the vesting and exercisability schedule (including provisions regarding acceleration of vesting and exercisability) and termination, cancellation and forfeiture provisions. On April 12, 2011, the closing price for our shares on the New York Stock Exchange was $15.86 per share. The Compensation Committee is subject to the following specific restrictions regarding the types and terms of awards:

  •
  No more than 3,253,143 shares, or no more than 70% of the shares authorized for issuance under the 2004 Plan, may be issued pursuant to awards of stock bonuses, restricted stock, restricted stock units, performance shares or discounted stock options (that is, stock or stock options with an exercise price that is less than the fair market value of the stock on the date of grant). A discounted stock option is not included in this limitation if the recipient pays or otherwise foregoes value to us in an amount equal to the discount.

  •
  In addition, awards of stock bonuses, restricted stock, restricted stock units, performance shares and discounted stock options generally must either be subject to a vesting period of at least three years or subject to performance-based vesting over a period of at least one year, except that up to 20% of the total awards made in a fiscal year may be issued without this limitation.

  •
  No participant may receive in any fiscal year stock options covering more than 100,000 shares or awards other than stock options covering more than 75,000 shares.

  •
  No participant may receive in any year cash in payment for or settlement of a performance unit in excess of $500,000.

  •
  The exercise price for a stock option generally may not be less than 100% (in the case of an incentive stock option) or 85% (in the case of a non-qualified stock option) of the fair market value of the stock on the date of grant, and the base price for a stock appreciation right generally may not be less than 100% of the fair market value of the stock on the date of grant. The limitation on the amount of the discount in the case of non-qualified stock options will not apply if the recipient pays or otherwise foregoes value to us in an amount equal to the discount.

  •
  Generally, no award may expire more than ten years after the date of grant, except that the Compensation Committee may extend the expiration date to up to fifteen years after the date of grant if necessary or desirable under the particular rules applicable in foreign jurisdictions.

  •
  The aggregate fair market value of the stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year may not exceed $100,000.

  •
  A participant's incentive stock options will terminate three months after termination of the participant's employment, except in the case of death or total and permanent disability, in which case the options will terminate twelve months after termination, and in the case of termination for cause, in which case the options will terminate immediately.

  •
  Incentive stock options will not be transferable or assignable by the participant other than by will or by the laws of descent and distribution following the participant's death, and will be exercisable by the participant during the participant's lifetime.

  •
  Stock options may not be "repriced" if the effect of such repricing would be to decrease the exercise per share applicable to such option.

        Non-Employee Directors.    The non-employee directors are eligible for non-qualified stock option and restricted stock awards under the 2004 Plan. The number of options or shares to be awarded is within the discretion of the Compensation Committee, except that (a) no non-employee director may receive awards covering more than 30,000 shares of stock in any year (other than the year the director joins the board of directors, when the limit is two times the normal annual limit) and (b) no more than 70% of the awards granted to a non-employee director during any year may consist of restricted stock. The Compensation Committee also has the discretion to permit a non-employee director to elect to receive stock options in lieu of the annual cash retainer fee. The number of options received in lieu of the annual retainer fee (or the method of computing the number) shall be set by the Compensation Committee. The Compensation Committee has the discretion to establish the terms and conditions of awards to the non-employee directors, including vesting and exercisability schedules and termination provisions, subject to the following limitations:

  •
  The exercise price of any option cannot be less than 100% of than the fair market value of the stock on the date of grant.

  •
  No option can be exercisable, and no share of restricted stock can become transferable, earlier than six months from the date of grant.

        Change in Control.    The Compensation Committee has the express authority to include in any award terms that provide for the acceleration of vesting and lapse of restrictions, as applicable, upon or following a change in control.

        Amendments and Termination.    The board of directors or the Compensation Committee, without the consent or approval of any plan participant, may amend, suspend or terminate the 2004 Plan or any award granted under the 2004 Plan, so long as that action does not materially impair any award then outstanding. Without the approval of the stockholders, however, neither the board of directors nor the Compensation Committee may amend the 2004 Plan to increase the number of shares available for issuance or to modify any of the limitations described in the 2004 Plan in such a manner as to materially reduce the limitation. The board of directors can terminate the 2004 Plan at any time. Nevertheless, no awards will be granted under the 2004 Plan after the tenth anniversary of its effective date.

        Federal Income Tax Consequences.    The following is a brief description of the material U.S. federal income tax consequences associated with awards under the 2004 Plan. It is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. Tax consequences in other countries may vary.

        Stock Options.    There will be no federal income tax consequences to either us or the participant upon the grant of a stock option. If the option is a non-qualified stock option, the participant will realize ordinary income at exercise equal to the excess of the fair market value of the stock acquired over the exercise price and we will receive a corresponding deduction. Any gain or loss realized upon a subsequent disposition of the stock will generally constitute capital gain. If the option is an incentive stock option, the participant will not realize taxable income on exercise, but the excess of the fair market value of the stock acquired over the exercise price may give rise to "alternative minimum tax." When the stock is subsequently sold, the participant will recognize income equal to the difference between the sales price and the exercise price of the option. If that sale occurs after the expiration of two years from the date of the grant and one year from the date of exercise, the income will constitute long-term capital gain. If the sale occurs prior to that time, the participant will recognize ordinary income to the extent of the lesser of the gain realized upon the sale or the difference between the fair market value of the acquired stock at the time of exercise and the exercise price; any additional gain will constitute capital gain. We will be entitled to a deduction in an amount equal to the ordinary income that the participant recognizes.

        Restricted Stock and Restricted Stock Units.    Generally, shares of restricted stock and restricted stock units are not taxable to a participant at the time of grant, but instead are included in ordinary income (at their then fair market value) when the restrictions lapse. A participant may elect to recognize income at the time of grant, in which case the fair market value of the stock at the time of grant is included in ordinary income and there is no further income recognition when the restrictions lapse. We are entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant.

        Other Awards.    In the case of other awards, the participant will generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or the date of delivery of the underlying shares, and we will generally be entitled to a corresponding tax deduction.

        Deductibility of Executive Compensation.    We anticipate that any compensation deemed paid by us in connection with disqualifying dispositions of incentive stock option shares or the exercise of non-statutory stock options with exercise prices equal to or greater than the fair market value of the underlying shares on the grant date will qualify as performance-based compensation for purposes of Section 162(m) of the Code and will not have to be taken into account for purposes of the $1.0 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers. Accordingly, all compensation deemed paid with respect to those options should remain deductible without limitation under Section 162(m). However, any compensation deemed paid by us in connection with shares issued under restricted stock units will be subject to the $1.0 million limitation on deductibility per covered individual, except to the extent the vesting of those shares is based solely on one or more of the performance milestones specified above in the summary of the terms.

        New Plan Benefits.    The awards that will be granted to eligible participants under the 2004 Plan are subject to the discretion of the Compensation Committee and future financial results under the long-term incentive programs and therefore are not determinable at this time.

        Registration with SEC.    We intend to file a registration statement with the SEC pursuant to the Securities Act of 1933, as amended, covering the offering of the additional shares under the 2004 Plan.

 PROPOSAL 4—ADVISORY VOTE REGARDING
THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Description of Proposal

        Pursuant to the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, we are providing our stockholders with the opportunity to vote, on an advisory basis, on the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

        As discussed in our Compensation Discussion and Analysis starting on page 14, our executive compensation program is designed to:

  •
  motivate executives to achieve specific annual, long-term and strategic goals and manage the Company for sustained long-term growth;

  •
  align executives' interests with those of the stockholders by rewarding our executives for superior performance; and

  •
  attract and retain highly qualified and industrious executives who contribute to the Company's long-term success.

        We believe that we have effectively achieved these key objectives by:

  •
  providing that the majority of total compensation to the Company's named executive officers will be in the form of incentive compensation, with a significant portion of each such officer's compensation targeted to be equity based so as to align the executive's compensation with the interests of the Company's stockholders;

  •
  establishing annual incentive plans providing for the annual payment of cash bonuses to named executive officers and other executives who contributed to the long-term success of the Company based upon the Company's achievement of annual gross revenue and adjusted earnings per share targets;

  •
  establishing a Corporate Executive LTIP providing for awards of restricted stock units and/or stock options based upon the Company's achievement of a multi-year adjusted earnings target; and

  •
  establishing a Division President LTIP providing for awards of restricted stock units and/or stock options based upon the Company's achievement of a multi-year adjusted earnings target and the division president's achievement of a multi-year gross revenues target for his division.

        The advisory resolution set forth below, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express your views on our executive compensation program for our named executive officers, which includes our Chief Executive Officer and the other individuals named in the Summary Compensation Table that follows the Compensation Discussion and Analysis. The "say-on-pay" proposal is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation policies, practices and plans described in this Proxy Statement. The resolution does not address the matters disclosed under the headings "Director Compensation" or "Risk Considerations," nor is it intended to indicate your approval of future "golden parachute" payments. We will seek stockholder approval of any "golden parachute" payments at the time of any transaction triggering such payments to the extent required by applicable law. Accordingly, we will ask our stockholders to vote FOR the following resolution at the Annual Meeting:

  "RESOLVED, that the stockholders of TNS, Inc. approve, on an advisory basis, the compensation of the named executive officers, as disclosed in TNS, Inc.'s Proxy Statement for the 2011 Annual

  Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission (Item 402 of Regulation S-K), including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and narrative discussions and the other related tables and disclosure."

Voting Matters

        As provided by the Dodd-Frank Act, this vote is advisory, and therefore not binding on TNS, Inc., the board of directors or the Compensation Committee. However, the board of directors and Compensation Committee value the views of our stockholders and to the extent there is any significant vote against the named executive officers' compensation as disclosed in this Proxy Statement, we will consider our stockholders' concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

        Approval of the say-on-pay proposal will require the affirmative vote of a majority of the votes cast, and abstentions and broker non-votes, if any, will not be counted as votes cast and would have no effect on the result of the vote.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

 PROPOSAL 5—ADVISORY VOTE REGARDING
THE FREQUENCY OF COMPENSATION VOTE

Description of Proposal

        Pursuant to the Dodd-Frank Act, we are providing our stockholders with the opportunity to vote, on an advisory basis, regarding whether the executive compensation "say-on-pay" advisory vote (as described in Proposal 4 of this Proxy Statement) should occur every one, two or three years. This proposal is commonly known as a "say-on-frequency" proposal. Stockholders will also have the option to abstain from voting on the matter.

        The board of directors has determined that an annual executive compensation advisory vote is the best approach for the Company and its stockholders for several reasons, including the following:

  •
  We believe that furnishing our stockholders with an annual say-on-pay advisory vote will provide valuable feedback to the Compensation Committee and the board of directors on our compensation philosophy, policies and practices as disclosed in the proxy statement each year. We believe this voting frequency provides the highest level of communication between stockholders, on the one hand, and the board and Compensation Committee, on the other hand.

  •
  We believe an annual executive compensation advisory vote is consistent with our goal to regularly receive input from our stockholders on corporate governance matters and executive compensation philosophy, policies and practices. We understand that our stockholders may from time to time have different views as to what is the best approach for the Company, and we look forward to hearing from them in annual executive compensation advisory votes.

  •
  We believe that providing the executive compensation advisory vote every two or three years may prevent stockholders from communicating in a meaningful and coherent way. For example, we may not know whether the stockholder vote approves or disapproves of compensation for the reporting period or compensation for the previous reporting periods, or both. As a result, it could be difficult to discern the implications of the executive compensation advisory vote.

        The form of proxy card relating to our 2011 Annual Meeting of Stockholders enables stockholders to vote, by checking the appropriate box, to have the vote on executive compensation take place every 1 year, every 2 years or every 3 years, or to abstain from voting.

Voting Matters

        The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the stockholder advisory vote regarding the compensation of our named executive officers that will be considered to be preferred by our stockholders. However, pursuant to the Dodd-Frank Act, this vote is advisory and not binding on the Company or the board of directors in any way, and the board of directors or the Compensation Committee may determine that it is in the best interests of the Company to hold an advisory vote on executive compensation more or less frequently than the option recommended by our stockholders. Nevertheless, the Compensation Committee and the board of directors value the opinions of the stockholders and will consider the outcome of the vote when determining the frequency of the executive compensation advisory vote.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR A FREQUENCY OF EVERY ONE YEAR FOR THE ADVISORY VOTE REGARDING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

 STOCKHOLDER PROPOSALS FOR
OUR 2012 ANNUAL MEETING OF STOCKHOLDERS

        Generally, our bylaws require a stockholder who wishes to bring business before or propose director nominations at an annual meeting to give written notice to our Corporate Secretary at least 90 days before the date of the anniversary of the previous year's annual meeting. However, if the meeting is scheduled for a date more than 30 days prior to or delayed by more than 60 days after the anniversary of the previous year's meeting, then we must receive a stockholder's notice no later than 90 days prior to the annual meeting or 10 days after our notice or disclosure was given. A stockholder notice must describe the proposed business or nominee and identify the stockholder making the proposal or nomination. These requirements are more fully described in Article II, Section 11 and 12 of our bylaws, which are available on our Corporate Governance web page at www.tnsi.com or by writing to TNS, Inc., 11480 Commerce Park Drive, Suite 600, Reston, Virginia 20191, Attn: Corporate Secretary.

        Any proposal you intend to present at the 2012 Annual Meeting of Stockholders must be received by TNS at our principal office at 11480 Commerce Park Drive, Suite 600, Reston, Virginia 20191, Attention: Corporate Secretary, not later than January 18, 2012, if you wish to have it included in the proxy statement and form of proxy for that meeting.

        In addition, if we do not receive your proposal for presentation at the 2012 Annual Meeting by January 18, 2012, then our management proxies will be permitted to use their discretionary voting authority when the proposal is raised at the annual meeting, without having advised stockholders of the proposal in the proxy statement for the 2012 Annual Meeting.

OTHER MATERIALS

        Our Annual Report on Form 10-K for our 2010 fiscal year as filed with the SEC on March 16, 2011 is being mailed to stockholders along with this notice and proxy statement on or about April 18, 2011. Upon written request, we will provide any recipient of this proxy statement, free of charge, one copy of our complete Annual Report on Form 10-K for our 2010 fiscal year. Requests should be directed to the Corporate Secretary, TNS, Inc., 11480 Commerce Park Drive, Suite 600, Reston, Virginia 20191.

By Order of the board of directors,
James T. McLaughlin
Executive Vice President, General Counsel and Secretary
April 15, 2011

 TNS, INC.

Annual Meeting
of
Stockholders

Wednesday, May 18, 2011, at 2:00 p.m.
Westin Reston Heights Hotel
11750 Sunrise Valley Drive, Reston, Virginia 20191

IMPORTANT NOTICE

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, VOTE, SIGN, DATE AND RETURN YOUR
PROXY BY MAIL

FOLD AND DETACH HERE
TNS, INC.

Proxy Solicited on Behalf of the Board of Directors
for Annual Meeting of Stockholders, May 18, 2011

        The undersigned stockholder(s) hereby appoint(s) Henry H. Graham, Jr. and James T. McLaughlin, and each of them, their attorneys and agents, with full power of substitution, to vote as Proxy for the undersigned, as herein stated, at the Annual Meeting of Stockholders of TNS, Inc. to be held at the Westin Reston Heights Hotel on Wednesday, May 18, 2011 at 2:00 p.m., EDT, and at any postponements or adjournments thereof, according to the number of votes the undersigned would be entitled to vote on the proposals as set forth on the reverse side if personally present.

(Continued and to be signed on the reverse side)

                      (Change of Address):
                      (If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

TNS, Inc.
Annual Meeting of
Stockholders

Wednesday, May 18, 2011, at 2:00 p.m.
Westin Reston Heights Hotel
11750 Sunrise Valley Drive, Reston, Virginia 20191

You can submit your proxy by mail

BY MAIL
Mark, sign and date your
proxy card and return it in
the enclosed envelope to:
American Stock Transfer & Trust Company
59 Maiden Lane
Plaza Level
New York, NY 10038

FOLD AND DETACH HERE

☒	Please mark your votes as in this example.

          This proxy, when properly signed, will be voted as directed by the undersigned stockholder(s). If no direction is specified, this proxy will be voted FOR the nominees listed below, FOR proposals 2, 3, and 4, and for the advisory vote in proposal 5 to approve the compensation of the named executive officers to occur every ONE YEAR, as recommended by the board of directors.

          The board of directors recommends that you vote FOR the nominees listed below, FOR proposals 2, 3 and 4, and for the advisory vote in proposal 5 to approve the compensation of named executive officers to occur every ONE YEAR.

1.	To elect directors to serve until the 2012 Annual Meeting of Stockholders.
	☐ FOR all nominees listed below (except as indicated)		☐ WITHHELD AUTHORITY to vote for all nominees

Nominees:
01 John B. Benton
02 Henry H. Graham, Jr.
03 Stephen X. Graham
04 John V. Sponyoe
05 Jay E. Ricks
06 Thomas E. Wheeler
(Instruction: To withhold authority to vote for any individual nominee(s), write the name(s) of such nominee(s) below.)
2.	To ratify the appointment of Ernst & Young LLP as TNS, Inc.'s independent registered public accounting firm for our 2011 fiscal year.
	☐ FOR	☐ AGAINST		☐ ABSTAIN
3.	To approve an increase in the aggregate number of shares of the Company's common stock authorized for issuance under the Company's 2004 Long-Term Incentive Plan by 1,500,000 shares.
	☐ FOR	☐ AGAINST		☐ ABSTAIN
4.	To vote on an advisory basis upon the compensation of the named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K.
	☐ FOR	☐ AGAINST		☐ ABSTAIN
5.	To vote on an advisory basis upon whether the advisory stockholder vote to approve the compensation of the named executive officers should occur every one, two or three years.
	☐ One Year	☐ Two Years	☐ Three Years	☐ ABSTAIN
6.	To consider such other business that may properly come before the meeting or any adjournment of the meeting.
Please sign exactly as name(s) appear on the reverse side. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

    Signature

    Signature

    Date

Change of address on reverse side ☐

QuickLinks

GENERAL INFORMATION ABOUT VOTING
PROPOSAL 1—ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS, COMMITTEES AND CORPORATE GOVERNANCE
EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS
Performance Based Compensation(1)
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
Summary Compensation Table
Grants of Plan-Based Awards Table
Outstanding Equity Awards at Fiscal Year-End
Option Exercises and Stock Vested
DIRECTOR COMPENSATION
Director Compensation Table
EQUITY COMPENSATION PLAN INFORMATION
EMPLOYMENT AGREEMENTS, SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS
SECURITY OWNERSHIP OF MANAGEMENT AND FIVE PERCENT OWNERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT INFORMATION
INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FEE INFORMATION
REPORT OF THE AUDIT COMMITTEE
PROPOSAL 3—APPROVAL OF AN AMENDMENT TO THE TNS, INC. 2004 LONG-TERM INCENTIVE PLAN WITH RESPECT TO THE ADDITION OF 1,500,000 SHARES.
PROPOSAL 4—ADVISORY VOTE REGARDING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
PROPOSAL 5—ADVISORY VOTE REGARDING THE FREQUENCY OF COMPENSATION VOTE
STOCKHOLDER PROPOSALS FOR OUR 2012 ANNUAL MEETING OF STOCKHOLDERS
OTHER MATERIALS
TNS, INC.
Annual Meeting of Stockholders
Wednesday, May 18, 2011, at 2:00 p.m. Westin Reston Heights Hotel 11750 Sunrise Valley Drive, Reston, Virginia 20191
IMPORTANT NOTICE
YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, VOTE, SIGN, DATE AND RETURN YOUR PROXY BY MAIL
FOLD AND DETACH HERE TNS, INC.
Proxy Solicited on Behalf of the Board of Directors for Annual Meeting of Stockholders, May 18, 2011